                                                                    Exhibit 10.1

                           GLOBAL PURCHASE AGREEMENT

                                    BETWEEN

                                   CAIS, INC.

                                      AND

                             NORTHERN TELECOM INC.

                               TABLE OF CONTENTS

Articles:

Article 1 - Definitions

Article 2 - Scope of Agreement

Article 3 - Placement of Orders

Article 4 - Price and Payment

Article 5 - Shipment, Title and Risk of Loss

Article 6 - Testing, Turnover and Acceptance

Article 7 - Order Cancellation

Article 8 - Warranty

Article 9 - Nortel Networks' Additional Obligations

Article 10 - Software License

Article 11 - Homologation and Certification

Article 12 - Liability for Bodily Injury, Property Damage and Patent
             Infringement

Article 13 - Remedies and Limitation of Liability

Article 14 - Continuing Availability

Article 15 - Term and Termination

Article 16 - Confidentiality Miscellaneous

Article 17 - Miscellaneous

Exhibits:

Exhibit A - Product Annexes including Lists of Product and Prices

Exhibit B - CAIS Committed Products

Exhibit C - List of Affiliates

                            GLOBAL PURCHASE AGREEMENT

This Global Purchase Agreement ("Agreement"), effective as of the 1st day of April, 1999, is entered into by and between CAIS, Inc. (hereinafter "Company"), a Virginia corporation with its principal place of business located at 1255 22nd Street, Washington, DC 20037 and Northern Telecom Inc. (hereinafter "Nortel Networks"), a Delaware corporation with offices located at 4001 East Chapel Hill
- Nelson Highway, Research Triangle Park, North Carolina 27709.

WHEREAS, Company is engaged in providing communication services and products, and providing and maintaining public and private communication and data networks; and

WHEREAS, Nortel Networks, in conjunction with Nortel Networks Affiliates, is engaged in the design, development, manufacture and sale of various products and offers services associated with such products, which can be used in connection with the communication services, products and networks of Company; and

WHEREAS, Company and Company Affiliates wish to be able to purchase and/or license various products and services from Nortel Networks and Nortel Networks Affiliates, which Company and Company Affiliates will use for their own internal use and not for resale or as stock in trade, and Nortel Networks is willing to sell and/or license such products to Company, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties agree as follows:

ARTICLE 1. DEFINITIONS

      The following words shall have the meanings set forth below. Words in the singular shall be held to include the plural and vice versa, and words of gender shall be held to include the other gender as the context requires.

            1.1 "Acceptance" shall mean that either (i) Company has indicated that an ordered Product is operating substantially in accordance with the applicable Specification; or (ii) an ordered Product has been deemed to be accepted pursuant to criteria set forth in Article 6.

            1.2 "Affiliate" shall mean any entity listed in Exhibit C in which either Nortel Networks or Company directly or indirectly owns and controls, and continues to own or control, more than fifty percent (50%) of the shares entitled to elect the board of directors of such entity. Each party agrees that the other party may add to Exhibit C any entity in which the party directly or indirectly owns and controls, and continues to own or control, more than fifty percent (50%) of the shares entitled to elect the board of directors of such entity. Any other entity shall only be added upon mutual consent of the parties in writing. The Affiliates of Nortel Networks are referred to herein as "Nortel Networks Affiliates", and the Affiliates of Company are referred to herein as "Company Affiliates". Nortel Networks Dasa GmbH of Germany and Matra Nortel Networks Communications S.A.S., for purposes of this Agreement, shall be treated as Affiliates of Nortel Networks.

            1.3 "Applications" shall mean any program, product, service, development or invention developed by a party using the Building Blocks, including any modified or created Building Blocks, created by Company.

            1.4 "Building Block(s)" shall mean those Software files provided by Nortel Networks with Modifiable Software that are manipulatable or which may be created by Company with such Modifiable Software and which can be used, created or manipulated by Company to create Applications.

            1.5 "Confidential Information" shall mean all information, including, without limitation, specifications, drawings, documentation, know-how and pricing information, of every kind or description which may be disclosed by one party to the other party in connection with this Agreement; provided that, the disclosing party shall clearly mark all such information disclosed in writing as the confidential or proprietary property of the disclosing party and, in the case of oral disclosure, the disclosing party shall identify the confidential or proprietary nature of any such information at the time of such oral disclosure and shall provide a written summary (labeled as confidential or proprietary) of the orally disclosed information to the recipient within fifteen
(15) business days following such disclosure. Notwithstanding the above, the parties understand that all information disclosed by Company concerning its OverVoice product shall be treated as Confidential Information.

            1.6 "Contract" shall mean an agreement for the supply of Products and/or Services between (i) a Company Affiliate and (ii) Nortel Networks or a Nortel Networks Affiliate, which comes into effect by the acceptance of an Order pursuant to the provisions of this Agreement, and which Contract shall be governed solely by the terms and conditions of this Agreement; and each reference to "Company" in this Agreement shall for such Contract mean the ordering Company Affiliate.

            1.7 "Customer" shall mean entities to whom Company provides communications services as a result of Company's internal use of the Products.

            1.8 "Customer Information" or "CI" shall mean the information provided by Company to Nortel Networks in order for Nortel Networks to engineer and/or provide the components of Systems.

            1.9 "Documentation" shall mean the documents which Nortel Networks generally makes available to its customers containing descriptive, operating, installation, engineering and maintenance information for Products, including Specifications, as such documents may be amended from time to time.

            1.10 "Effective Date" shall mean the date this Agreement becomes effective, which shall be the date first identified above.

            1.11 "Extension" shall mean Hardware and/or Software which is engineered by Nortel Networks and added to an Initial System after the Turnover Date of the Initial System.

            1.12 "Ex Works" shall have the meaning ascribed to it in Incoterms 1990.

            1.13 "Hardware" shall mean, individually and collectively, the Nortel Networks equipment listed in the Product Annexes of Exhibit A, and shall be deemed to include any equipment which Nortel Networks adds to its generally available Hardware price lists or so identifies to Company in a Quotation.

            1.14 "Hazardous Material" shall mean any pollutants or dangerous, toxic or hazardous substances (including without limitation, asbestos) as defined in, or pursuant to the OSHA Hazard Communication Standard (29 C.F.R. Part 1910, Subpart Z), the Resource Conservation and Recovery Act (15 U.S.C. Section 6901, et seq.), the Toxic Substances Control Act (15 U.S.C. Global Section 2601, et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C.
Section 9601, et seq.), and any other federal, state or local environmental law, ordinance, rule or regulation or equivalent law or regulation in the location to which the Product is shipped by Nortel Networks.

            1.15 "Initial System" shall mean Hardware and Software, inclusive of a central processor unit, included in a configuration which Nortel Networks identifies as a System and which is initially engineered by Nortel Networks and installed at a specific Installation Site.

            1.16 "Installation Site" shall mean the location or facility identified in an Order at which the applicable Products will be installed.

            1.17 "Licensed Software" shall mean the Software which Company has licensed pursuant to this Agreement.

            1.18 "Merchandise" shall mean any Hardware or other parts or components which are not ordered as part of a System and with respect to which no engineering, installation or other Services are provided by Nortel Networks.

            1.19 "Modifiable Software" shall mean Software, or a portion of Software that is identified as such by Nortel Networks in its applicable Documentation, which Company may have certain rights to modify and potentially create Applications or Building Blocks in accordance with the applicable Documentation.

            1.20 "Non-Licensed Software" shall mean Software for which Company has not yet obtained a license nor paid applicable right to use fees, but which Software may be included with Software loads delivered to Company hereunder.

            1.21 "Object Code" shall mean Software either written directly, or translated from, Source Code, which when presented on a suitable medium may be directly executed by and through computer hardware and/or firmware and which Software may be stored on any storage medium whatsoever.

            1.22 "Order" shall mean a numerically controlled purchase authorization document issued by Company or a Company Affiliate to Nortel Networks or a Nortel Networks Affiliate, specifying the types and quantities of Products and Services to be furnished by Nortel Networks.

            1.23 "Product(s)" shall mean, individually and collectively, the Hardware, Software, and Documentation.

            1.24 "Product Annex" shall mean, with respect to a specific Product, additional or modified terms and conditions as set forth in Exhibit A, inclusive of but not limited to those that may apply to any Third Party Hardware or Third Party Software, unique to such Product.

            1.25 "Quotation" shall mean a written budgetary or firm price quotation issued by Nortel Networks to Company or a Company Affiliate for the supply of any Products or Services pursuant to this Agreement.

            1.26 "Service(s)" shall mean, individually and collectively, any of the services set forth in this Agreement that Company may acquire from Nortel Networks, such as but not limited to maintenance, engineering, installation, training, data management, program management, project management, commissioning, testing, technical assistance Service with respect to Products and installation, and consulting.

            1.27 "Services Software" shall mean that Software and related documentation made available by Nortel Networks which may be used by Company for estimation, planning or information purposes.

            1.28 "Ship Date" shall mean the date as agreed to by the parties on which a Product ordered by Company is scheduled to be shipped from Nortel Networks' facility, or in the case of Software which is downloaded, the date upon which such Software is to be downloaded to the System; however, Ship Date shall not mean the date on which Non-Licensed Software is activated.

            1.29 "Software" shall mean (i) computer programs in Object Code form or firmware which (a) are owned by, or licensed to, Nortel Networks or Nortel Networks Affiliates, (b) reside in Product memories, tapes, disks or other media, and (c) provide basic logic operating instructions and user-related application instructions; and (ii) documentation associated with such computer programs, which may be furnished by Nortel Networks to Company from time to time, including both Licensed Software and Non-Licensed Software, but in no event shall Software include Source Code.

            1.30 "Software Release" shall mean Software or revisions to Software containing problem fixes, new features and/or enhancements.

            1.31 "Source Code" shall mean Software in assembly language or any higher-level source language and all available appropriate documentation.

            1.32 "Specifications" shall mean with respect to any Product the specifications and/or practices set forth in Northern Telecom Practices ("NTPs") or similar documents published by Nortel Networks which Nortel Networks identifies as the standard performance specifications and practices for such Product.

            1.33 "System" shall mean a configuration of Hardware and Software providing a specified functionality and includes an Initial System and its Extensions, if any.

            1.34 "Third Party Hardware" shall mean any hardware not of Nortel Networks' manufacture, which shall be deemed to include any such hardware which Nortel Networks adds to its generally available Third Party Hardware price lists or so identifies to Company in a Quotation.

            1.35 "Third Party Software" shall mean any Software not owned by Nortel Networks which is included within Licensed Software or Non-Licensed Software.

            1.36 "Turnover" shall mean, with respect to any System installed by Nortel Networks, that Nortel Networks has completed its standard manufacturing test procedures, as applicable, and that the System is ready for acceptance testing by Company.

            1.37 "Turnover Date" shall mean, with respect to any Product installed by Nortel Networks hereunder, the date on which Nortel Networks provides a notice of Turnover to Company.

ARTICLE 2. SCOPE OF AGREEMENT

            2.1 This Agreement sets forth the terms and conditions under which Company or Company Affiliates may order Products and/or Services from Nortel Networks and Nortel Networks Affiliates. Any Order placed by a Company Affiliate, under this Agreement, shall be subject to the terms and conditions of this Agreement, as if such Company Affiliate is the party that executed this Agreement; provided, however, that Nortel Networks has the right to reject any Order as specified in Section 3.2 and from any Company Affiliate which is otherwise engaged with Nortel Networks or a Nortel Networks Affiliate in an agreement for the purchase and/or supply of any of the Products or Services provided under this Agreement. Company may use the Products itself, including use to provide services to others, subject to the terms and conditions of this Agreement. Company expressly represents that it is not its intent to buy Product for resale.

            2.2 To the extent any terms and conditions set forth in this Agreement are inapplicable to a Product, the applicable terms and conditions and any additional terms and conditions for such Product shall be set forth in a Product Annex. No Product Annex shall be added to this Agreement without the mutual written consent of both parties.

            2.3 If specified in a Product Annex as a requirement, Company shall, fifteen (15) days prior to each calendar quarter, submit to Nortel Networks a consolidated non-binding forecast of Products by geographic region, that Company anticipates purchasing or licensing over the next four (4) calendar quarters. In addition to the type, quantity and cumulative dollar amount of Products, the parties may agree upon additional information to be included in such forecast.

            2.4 All references to prices, charges, fees or other amounts herein shall be in U.S. dollars and all documentation, correspondence and communication shall be in the English language. Unless otherwise set forth herein, any reference in this Agreement to Company shall be deemed to include Company Affiliates and any reference to Nortel Networks shall be deemed to include Nortel Networks Affiliates.

            2.5 Company commits to purchase Products as identified in Exhibit B, to be shipped ("Committed Products") prior to April 1, 2002. Such Committed Products and any Optional Equipment, identified in the pricing section of Exhibit B, shall be purchased under the terms and conditions of this Agreement, or under the superseding provisions of a lease or loan agreement ("Financing Agreement") to be negotiated prior to shipment of those Committed Products or Optional Equipment. Any Committed Products or Optional Equipment for which Company chooses to use funds from the Financing Agreement shall hereinafter be referred to as "Financed Product." Company shall purchase ten million dollars ($10,000,000) worth of Committed Products by April 1, 2000 ("1st Purchase Date"), another ten million dollars ($10,000,000) worth of Committed Products by April 1, 2001 ("2nd Purchase Date") and the final nine million nine hundred thousand dollars ($9,900,000) worth of Committed Products by April 1, 2002 ("3rd Purchase Date"). The total purchase of the Committed Products shall be for an amount of twenty-nine million nine hundred thousand dollars ($29,900,000) ("Commitment"). In the event that Company does not submit Order(s) for the total amount of the Commitment due by the 1st Purchase Date, then Nortel Networks shall, on or about the 1st Purchase Date invoice Company for an amount equal to the difference between the aggregate amount of the Commitment then due and the amount of the Order(s) submitted against the Commitment by the 1st Purchase Date. In the event that Company does not submit Order(s) for the total amount of the Commitment due by the 2nd Purchase Date or the 3rd Purchase Date, then Nortel Networks shall, on or about the 2nd Purchase Date or 3rd Purchase Date, respectively, invoice Company, with respect to the Nortel/Bay Networks Products, for an amount equal to the Adjusted Rate derived from the scale below times the amount of the Order(s) submitted against the Commitment by such Purchase Date and, with respect to the EtherLoop Products, for an amount equal to the Adjusted Price times the number of Products.

      Nortel/Bay Networks Products:

      Actual Volume Purchased        Effective Discount      Adjusted Rate
      of all Committed Products
      --------------------------------------------------------------------
      $0-4,999,999                          40%                  14%
      $5-9,999,999                          48%                  6%
      $10,000,000 and up                    54%                  0%

      EtherLoop Products:

      Actual Volume Purchased
      of all Committed Products      Product               Effective Price      Adjusted Price
      ----------------------------------------------------------------------------------------
      $0-4,999,999                   Elite 8 Package           $4,250               $442
      $0-4,999,999                   eLAN 128 Package          $5,500               $500
      $0-4,999,999                   VBN (10 users)            $5,600               $0
      $0-4,999,999                   VBN (25 users)            $7,600               $350
      $0-4,999,999                   VBN (50 users)            $11,000              $800
      $0-4,999,999                   VBN (capacity)            $17,500              $3,190
      $5-9,999,999                   Elite 8 Package           $4,000               $192
      $5-9,999,999                   eLAN 128 Package          $5,200               $200
      $5-9,999,999                   VBN (10 users)            $5,600               $0
      $5-9,999,999                   VBN (25 users)            $7,400               $150
      $5-9,999,999                   VBN (50 users)            $10,600              $400
      $5-9,999,999                   VBN (capacity)            $15,900              $1,590
      $10,000,000 and up             Elite 8 Package           $3,808               $0
      $10,000,000 and up             eLAN 128 Package          $5,000               $0
      $10,000,000 and up             VBN (10 users)            $5,600               $0
      $10,000,000 and up             VBN (25 users)            $7,250               $0
      $10,000,000 and up             VBN (50 users)            $10,200              $0
      $10,000,000 and up             VBN (capacity)            $14,310              $0

      Note: No adjusted pricing applies to miscellaneous equipment, including but not limited to, cables, power, power shelves, and mounting brackets

ARTICLE 3. PLACEMENT OF ORDERS

            3.1 To order Products and/or Services, Company shall submit to such person as Nortel Networks shall designate, an Order which shall at a minimum specify the following, if applicable:

                  (i) the name of the Company Affiliate placing the Order, which shall be a Company Affiliate set forth in Exhibit C for the country in which the Product is to be placed;

                  (ii) the types and quantities of Products and Services to be furnished by Nortel Networks;

                  (iii) the name and address, as set forth in Exhibit C, of the Nortel Networks Affiliate that will be providing the Products and/or Services being ordered in the country in which the Products and/or Services are to be placed and/or performed, as appropriate;

                  (iv) the applicable prices, charges and fees with respect to such Products and Services;

                  (v) the location or facility to which the Products are to be delivered;

                  (vi) the incorporation by reference of this Agreement;

                  (vii) the Installation Site, if known;

                  (viii) the requested Ship Date and Turnover Date of the System; and

                  (ix) any other information required under this Agreement to be included in an Order.

            3.2 In the first Order for Financed Product, Company shall specify the type of financing arrangement, by way of example, an operating or capital lease, permitted under the Financing Agreement. All Orders for Financed Product placed thereafter shall be governed by the same financing arrangement as specified in such first Order.

            3.3.1 All purchases pursuant to this Agreement shall be made by means of Orders issued from time to time by Company or Company's Affiliate addressed to Nortel Networks or Nortel Networks' Affiliate and accepted by Nortel Networks or Nortel Networks' Affiliate in writing within fifteen (15) days after receipt of the Order. An Order submitted by a Company Affiliate pursuant to the terms and conditions of this Agreement, and which Nortel Networks has accepted, constitutes a Contract between the Company Affiliate ordering and Nortel Networks or the applicable Nortel Networks Affiliate. In the event that Nortel Networks fails to provide its acceptance of an Order in writing within such fifteen (15) day period, such Order shall be deemed to be accepted, subject to Section 3.4. Nortel Networks shall have the right to reject any Order, or the applicable portion of such Order, placed hereunder where Company or the Company Affiliate placing the Order has a separate agreement with Nortel Networks for the provision of the Products or Services requested in such Order or the Order is otherwise not in accordance with this Agreement.

            3.3.2 Nortel Networks reserves the right to amend Exhibit C from time to time to add or remove Nortel Networks Affiliates and shall provide ten
(10) days prior written notice of such amendment to Company. Exhibit C may be subject to change in relation to Company's or a Company Affiliate's purchases of different Products from Nortel Networks or a Nortel Networks Affiliate. Subject to the terms and conditions of this Agreement, Company or a Company Affiliate may place an Order for a Product with the appropriate Nortel Networks Affiliate in the territory where the Product will be delivered as set forth in Exhibit C.

            3.4 All Orders issued by Company pursuant to this Agreement shall refer to and specifically incorporate this Agreement by reference and the terms and conditions herein shall govern the transaction resulting from such Order; provided that such Order is accepted or deemed accepted by Nortel Networks. Additionally, all Orders issued for, in whole or in part, Financed Products shall specifically incorporate the Financing Agreement by reference and the applicable terms and conditions therein shall also apply to such Order. Additional or conflicting terms and conditions set forth in Orders issued by Company, or in any prior Quotations, acknowledgments or other related documentation issued by any party, shall be considered null and void and shall have no force or effect. Notwithstanding the foregoing, any additional or conflicting terms and conditions written on the face of or otherwise incorporated into an Order shall, upon express acceptance in writing by Nortel Networks, and for such Order only, supersede the specific terms and conditions contained in this Agreement, including all Exhibits attached hereto, which are in conflict, but only to the extent of such conflict.

            3.5 Company may at any time request additions, alterations, deductions or deviations to an Order, subject to the condition that such changes and any adjustments resulting from such changes, including, but not limited to, schedules and prices, shall be mutually agreed upon and, if so agreed, subsequently detailed in a written revision to the applicable Order ("Change Order"). Company acknowledges that a premium charge may be applied by Nortel Networks should Nortel Networks agree to process a Change Order outside of its standard Order processing cycle for a Product and in the event that a Change Order requires an additional amount of work (such as engineering) to be undertaken to comply with such changes.

            3.6 If Company desires to receive a budgetary or firm Quotation from Nortel Networks for a Product or Service, Company shall submit such request in writing to Nortel Networks' Director, Commercial Marketing, or such other person as designated by Nortel Networks. The request for Quotation shall include the information listed in Section 3.1, as applicable.

            3.7 Nortel Networks shall respond in writing within fifteen (15) business days to requests for budgetary Quotations and requests for firm Quotations. Unless otherwise specified in the firm Quotation, such firm Quotation shall be valid for ninety (90) days from the date of such Quotation. Budgetary Quotations shall be provided for information and planning purposes only and shall not be considered to be a final or firm statement binding on either party. All prices will be quoted in U.S. dollars, unless otherwise agreed. The Quotations shall include the following information:

      (i)   Budgetary Quotations
            (a)   preliminary Hardware and Software lists;
            (b)   the estimated charges for the Products;
            (c)   the estimated charges for Services requested; and
            (d)   any other information requested by Company.

      (ii)  Firm Quotations
            (a) the price to be paid by Company for the Products, after applying the applicable discounts, if any;
            (b)   fixed charges for Services requested;
            (c)   complete Hardware and Software lists and project schedules;
                  and
            (d)   any other information requested by Company.

            3.8 The Ship Date shall be based on Nortel Networks' standard intervals, as specified in Exhibit A, for the applicable Product; however, the parties shall always mutually agree on the Ship Date and take into consideration any unique aspect of the applicable project.

            3.9 Orders may be issued either electronically, such as through electronic data interchange, or via traditional manual methods, as mutually agreed to by the parties. The parties reasonably agree to develop such electronic data interchange.

            3.10 Company absolutely, irrevocably and unconditionally guarantees the performance of every Company Affiliate issuing Orders and/or otherwise acting under this Agreement and any Contract created thereby. Company hereby expressly waives any other diligence, protest or notice as well as any requirement that Nortel Networks exhaust any remedy or right against such Company Affiliate.

ARTICLE 4. PRICE AND PAYMENT

            4.1 Nortel Networks shall charge Company for each Product and/or Service ordered by Company in accordance with the prices set forth in each accepted Order, which prices shall be based upon prices identified in one of (i) a Product Annex; (ii) a Firm Quotation; (iii) Nortel Networks' then current prices after applicable discounts; or (iv) as specified elsewhere in this Agreement or as otherwise mutually agreed in writing.

            4.2.1 All Products for delivery within the European Union shall be priced and delivered in accordance with Delivery Duty Paid ("D.D.P."), European Union site terms and for other European countries in accordance with Carriage Insurance Paid ("CIP") specified port/airport of entry. The terms D.D.P. and CIP shall be interpreted in accordance with Incoterms 1990. In all cases, prices are exclusive of Sales Tax or Value Added Taxes ("VAT") which will be payable by the Company in addition to the purchase price at the rate applicable as of the date of invoice.

            4.2.2 All Products for delivery within Australia shall be priced and delivered in accordance with D.D.P., Australian site terms, as applicable. Prices are subject to changes in statutory charges such as duties and taxes.

            4.2.3 All Products for delivery within New Zealand shall be priced and delivered in accordance with Delivered Duty Paid ("D.D.U."), New Zealand site terms, as applicable. Prices are subject to duties and General Sales Tax.

            4.2.4 All Products for delivery within Japan shall be priced and delivered in accordance with D.D.P., Japanese site terms. In all cases, prices are exclusive of Sales Tax which will be payable by the Company in addition to the purchase price at the rate applicable as of the date of invoice.

            4.2.5 All Products for delivery within countries not otherwise specified above shall be priced and delivered in accordance with Ex Works, Nortel Networks' applicable facility.

            4.3 Nortel Networks' prices, if set forth in Exhibit A, may be revised by Nortel Networks no more than once each calendar year, by providing sixty (60) days prior written notice to Company, however, the discounts in Exhibit A shall not be reduced during the Term. Such notice shall specify the effective date of the price change and shall apply to all Orders received by Nortel Networks on or after the effective date of the price change. However, in the event that there is a recognized industry-wide shortage of a component that is incorporated in a Product, Nortel Networks may increase the price of such Product, following the provision of written notice to Company fifteen (15) days prior to the effective date of such increase or such shorter date as is mutually agreed in view of the shortage. The price increase of such Product due to a component shortage shall be limited to a reasonable amount under the then-current circumstances having regard for industry conditions for the period of time during which such recognized shortage exists. Following the implementation of a price increase due to a component shortage, the parties shall jointly review every three (3) months or at such other time as is mutually agreed, in good faith, whether such component shortage still exists. If the component shortage has abated, the parties shall jointly determine whether there still is a need for such price increase. In addition, in the event that worldwide hyperinflation occurs, the parties shall work together in good faith to determine any applicable increase in prices of affected Products to cover Nortel Networks' additional costs.

            4.4 Other than with respect to Committed Products, Nortel Networks shall promptly extend to Company any price reductions made by Nortel Networks in its generally available, then current list prices for Products and/or Services. Such price reduction shall apply to all Orders received on or after the effective date of such price reduction.

            4.5 For all Orders, Nortel Networks shall invoice Company for Products and Services as follows, unless otherwise agreed to in writing:

                  (i) for Systems, whether or not installation has been ordered from Nortel Networks, one hundred percent (100%) of the price of the Products on the Ship Date, one hundred percent (100%) of the price of any Services upon the date of completion of such Services, except with respect to installation Services, if any, which shall be invoiced one hundred percent (100%) upon Turnover. Except for installation Services, for Services that have a duration of more than one (1) month to complete, Nortel Networks may invoice Company monthly for that portion of such Services which have been performed as of such invoicing date;

                  (ii) for Merchandise or Documentation provided on a furnish-only basis, one hundred percent (100%) of the price on the Ship Date; and

                  (iii) for Orders covering Services only, one hundred percent (100%) of the price for such Services following completion of performance, except for recurring support Services which shall be billed quarterly in advance unless otherwise agreed. Some Services may be subject to monthly invoicing as set out in a Product Annex or separate Services agreement. To the extent such Services are to be invoiced differently than set out in this paragraph (iii), such differences shall be set forth in the applicable Product Annex or separate Services agreement and such provisions shall take precedence.

            4.6 Each invoice shall be paid in full within thirty (30) days after the date of such invoice, unless otherwise determined by a Financing Agreement. In the event that Company does not pay an invoice in full within such thirty
(30) day period, then Nortel Networks may charge Company interest on the outstanding portion of such invoice from day thirty one (31) forward, at the rate of one and one half percent (1.5%) simple compound interest per month, or such lesser amount as may be the maximum permissible rate under applicable law, until such time as the outstanding invoice is paid. In addition, Company agrees to pay all collection costs and reasonable legal fees incurred by Nortel Networks as a result of late payment or non-payment by Company.

ARTICLE 5. SHIPMENT, TITLE AND RISK OF LOSS

            5.1 Prior to the Ship Date, Company shall have the right to reschedule any pending Orders; provided that (i) a minimum period of notice prior to such Ship Date is given to Nortel Networks by Company in accordance with the applicable Product Annex; and (ii) the new Ship Date is within ninety
(90) days of the original Ship Date. However, each Order may only be rescheduled once. Company shall reimburse Nortel Networks for any storage fees, insurance and demurrage costs incurred with respect to such rescheduled Orders.

            5.2.1 All Products for delivery within the European Union shall be delivered in accordance with D.D.P., European Union site terms and for other European countries in accordance with CIP specified port/airport of entry. All Products for delivery within Australia or Japan shall be priced and delivered in accordance with D.D.P., Australian or Japanese site terms, as applicable. All Products for delivery within New Zealand shall be priced and delivered in accordance with D.D.U., New Zealand site terms, as applicable. Products to be delivered in all other countries not specifically mentioned in this Section 5.2 shall be delivered in accordance with Ex Works, Nortel Networks' applicable facility, and risk of loss and damage to Products shall be as provided therein. Company shall keep such Products fully insured for the total amount then due Nortel Networks for such Products.

            5.2.2 Risk of loss and damage to Products for delivery in the United States and Canada shall pass to Company upon delivery to the loading dock at the Installation Site or other delivery location specified by Company in an Order. Company shall keep such Products fully insured for the total amount then due Nortel Networks for such Products. Company shall pay transportation charges, including insurance, associated with the shipment of Products; provided however, that if the parties agree, Nortel Networks shall prepay transportation charges, and insurance for delivery of Products to the Installation Site or other delivery location or other designated receiving point as specified in an Order. The charges therefor shall be invoiced by Nortel Networks and paid by Company to Nortel Networks in accordance with Article 4 above.

            5.3 Good title to Hardware furnished hereunder, free and clear of all liens and encumbrances, shall vest in Company upon full payment to Nortel Networks of the total amount payable by Company for such Hardware and any related Licensed Software or Services ("Total Fee") furnished by Nortel Networks in connection with such Hardware. Prior to payment of the Total Fee for the Products and Services in an Order, Company shall not sell or lease the Hardware, or allow any liens or encumbrances to attach to the Hardware or Software, or remove the Hardware or Software from the Installation Site without the prior written consent of Nortel Networks, such consent not to be unreasonably withheld.

            5.4 Notwithstanding the above, good title to any Hardware that is Financed Product shall vest in Company only at such time as when Company has fulfilled all financial and other requirements associated with the passage of title under the Financing Agreement.

            5.5 If Company notifies Nortel Networks prior to a Ship Date that Company does not wish to receive such Products on the Ship Date, or the Installation Site or other delivery location is not prepared in sufficient time for Nortel Networks to make delivery in accordance with such date, or Company fails to take delivery of any portion of the Products in an Order when shipped, Nortel Networks may place the applicable Products in storage. In that event, Company shall be liable for all additional costs thereby incurred by Nortel Networks. Delivery by Nortel Networks of any Products to a storage location as provided above shall be deemed to constitute delivery of the Products to Company for purposes of this Agreement, including, without limitation, provisions for payment, invoicing, passage of risk of loss, and commencement of the warranty period.

            5.6 Until the Total Fee is paid, Company grants to Nortel Networks and/or its agents a purchase money security interest in the Products in an Order and their proceeds or such other similar protection as may be available in the applicable jurisdiction. Company shall cooperate with Nortel Networks in preserving and perfecting Nortel Networks' security interest in the Products and Company shall promptly (i) execute and deliver to Nortel Networks such financing statements as Nortel Networks may require and (ii) execute and deliver to Nortel Networks such other agreements, documents and instruments as Nortel Networks may require to perfect and maintain the validity, effectiveness and priority of the security interest created or intended to be created by this Agreement.

                  Company authorizes Nortel Networks to file one or more financing or continuation statements and amendments thereto, relating to all or any part of the Products in an Order without signature of the Company where permitted by law. A carbon, photographic or other or of any financing statement covering the Products or any part thereof shall be sufficient as a financing statement and may be filed as a financing statement.

            5.7.1 Company shall provide Nortel Networks or its subcontractors with access to its Installation Sites or other Company facilities during the times specified by Nortel Networks and as are reasonably necessary for Nortel Networks to perform its obligations hereunder. Nortel Networks shall comply with Company's reasonable site and security regulations of which Nortel Networks is informed by Company.

            5.7.2 All sites at which the Products shall be installed by Nortel Networks shall be prepared by Company in accordance with Nortel Networks' standards, including, without limitation, environmental requirements. Prior to and during installation, Company shall ensure the timely and adequate delivery, installation and functioning of the electrical and communications connections and other environmental requirements, including but not limited to, HVAC systems, specified in Nortel Networks' instructions, Specifications, Documentation or in a Product Annex.

            5.7.3 Company shall provide reasonable working space and facilities, including heat, light, ventilation, telephones, electrical current, waste removal and other necessary utilities, for use by Nortel Networks personnel performing installation or other Services, and adequate secure storage space, if required by Nortel Networks, for Products and materials. Company shall also provide adequate security against theft, damage or other loss for the Products while on Company's Installation Site or other delivery location specified by Company.

            5.7.4 Company shall obtain all necessary governmental permits applicable to Company in connection with the installation, operation, and maintenance of Products furnished hereunder, excluding any applicable permits required in the normal course of Nortel Networks' doing business. Any information which Nortel Networks reasonably requests from Company and which is necessary for Nortel Networks to properly install or maintain the Products shall be provided by Company to Nortel Networks in a timely fashion and in a form reasonably specified by Nortel Networks.

ARTICLE 6. TESTING, TURNOVER AND ACCEPTANCE

            6.1 If installation Services are ordered by Company, Nortel Networks shall, upon completion of such installation, test the Products in accordance with Nortel Networks' Turnover procedures to verify that such Products function substantially in accordance with the applicable Specifications. Upon completion of such verification, Nortel Networks shall provide to Company a written notice of Turnover. Company shall be permitted an opportunity to have an appropriately qualified individual in attendance to observe the performance of such tests, however, the absence of such Company individual for any reason shall not invalidate the tests nor be a reason for Company to withhold Acceptance.

            6.2 Within ten (10) business days after the Turnover Date, Company shall either accept the Product in writing by execution of a notice of Acceptance, or notify Nortel Networks in writing, specifying in reasonable detail those particulars in which, in Company's opinion, the Product is not in material conformance with the Specifications. If Acceptance does not occur within such ten (10) days after the Turnover Date and Company has not indicated to Nortel Networks in writing its basis for not accepting such Product, then Acceptance shall be deemed to have occurred.

            6.3 If Nortel Networks does not install Products furnished hereunder, Nortel Networks shall, prior to delivery of the Products, perform such factory tests as Nortel Networks determines to be appropriate in order to confirm that such Products perform substantially in accordance with the applicable Specifications. Company shall be deemed to have accepted the Products based upon such tests and Acceptance shall be deemed to have occurred upon the Ship Date. In the event that Company or any other entity intends to perform installation of Products, (except for installation of Products which are not permitted to be installed other than by Nortel Networks, as specified in the applicable Product Annex or Documentation) Company or such entity may be required to complete prerequisite training or certification prior to Company being allowed to install such Products.

            6.4 In the event that Company is utilizing any Product in a revenue-generating capacity, Acceptance shall be deemed to have occurred without limitation or restriction, on the fifth day following the placement of such Product into revenue-generating service.

            6.5 Products, such as Merchandise, which are purchased separately from a System, shall be deemed accepted upon the Ship Date. Services which are purchased separately from a Product shall be deemed to be accepted upon completion of such Services or upon specific milestones as may be identified in a Product Annex.

            6.6 Company shall not unreasonably withhold Acceptance. Nortel Networks shall correct any deficiencies identified by Company in the manner described in this Article whereby such Products do not materially conform to the Specifications. When Nortel Networks has corrected such deficiencies, Company shall accept the Products in writing. Company's failure to either accept or provide notice of non-conformance within the timeframe from the Turnover Date, as prescribed in Section 6.2, shall constitute Acceptance of the Products.

            6.7 Following Acceptance of Products, Company shall execute Nortel Networks' Acceptance notice, confirming Acceptance without any conditions, restrictions, or limitations of any nature whatsoever.

            6.8 Acceptance shall not be withheld or postponed due to:

                  (i) Deficiencies of such Products resulting from causes not attributable to Nortel Networks, such as, but not limited to
                  (a) material change or inaccuracy of Customer Information, (b) inadequacy or deficiencies of any materials, information, facilities or services provided directly or indirectly by Company and tested in conjunction with the applicable Products, or spurious outputs from adjacent material, or (c) other conditions external to the Products which are beyond the limits specified by Nortel Networks in the Specifications for the Products; or

                  (ii) Minor deficiencies or shortages with respect to such Products which are attributable to Nortel Networks, but of a nature that do not prevent full operation of the Products in normal revenue generating service.

            6.9 With respect to any deficiencies of the type described in
Section 6.8(i), Nortel Networks shall at Company's request and expense assist Company in the elimination or minimization of any such deficiencies. With respect to any deficiencies or shortages as described in Section 6.8(ii), Nortel Networks shall, at Nortel Networks' expense, correct any such deficiencies or shortages within thirty (30) days of the date of Acceptance or as otherwise agreed by the parties.

            6.10 In the event that Company notifies Nortel Networks of non-acceptance of a Product and Nortel Networks personnel travel to the Installation Site to remedy such non-acceptance and determine that non-acceptance is due to a deficiency of the type described in Section 6.8(i), Nortel Networks will invoice Company for Nortel Networks' investigation of the matter, consisting of the standard labor rate for Nortel Networks' personnel who travel to the Installation Site and the reasonable travel and living expenses incurred by such personnel.

ARTICLE 7. ORDER CANCELLATION

            7.1 If, prior to the Ship Date, Company cancels all or any part of an Order, Company shall pay to Nortel Networks a cancellation charge for the Products or each item of Third Party Hardware or Third Party Software that has been canceled in accordance with the schedule set forth in the applicable Product Annex.

            7.2 Orders for Products that have been shipped may not be canceled. Furthermore, Orders for Products which Nortel Networks customizes in accordance with a specific Company request may not be canceled.

ARTICLE 8. WARRANTY

            8.1 Nortel Networks warrants that for a period of fourteen (14) months from the Ship Date of a System, the Hardware contained in such System under normal use and service will be free from defective material and faulty workmanship and shall comply with the applicable Specifications. The warranty period for Merchandise shall be ninety (90) days from the Ship Date of such Merchandise. The foregoing warranties shall not apply to items normally consumed during operation of a System such as, but not limited to, lamps and fuses.

            8.2 Nortel Networks warrants that any installation Services performed by Nortel Networks with respect to a System will be free from defects in workmanship for a period of twelve (12) months from the completion date of such Services.

            8.3 Nortel Networks warrants that any Licensed Software shall function during the warranty period of the Hardware with respect to which such Licensed Software is furnished without any material, service-affecting, non-conformance to the applicable Specifications. Licensed Software that is delivered separately from Hardware is warranted for a period of twelve (12) months from the applicable Ship Date. If the Licensed Software fails to so function, Company's exclusive remedy and Nortel Networks' sole obligation under this warranty is for Nortel Networks to correct such failure through, at Nortel Networks' option, the replacement or modification of the Licensed Software or such other actions as Nortel Networks reasonably determines to be appropriate, all within a reasonable time having regard to all of the circumstances and failing which the parties agree to negotiate a commercially reasonable solution. Any modification to the Software not performed by Nortel Networks, other than with respect to Modifiable Software, shall void this warranty.

            8.4 If Hardware is not free from defects in material or workmanship and fails to comply with the applicable Specifications during the warranty period, Nortel Networks will repair, replace or modify at its sole option the defective Hardware so that it substantially complies with the applicable Specifications. The warranty service shall be performed at the Installation Site or Nortel Networks' facility as determined by Nortel Networks. If Nortel Networks is unable to repair or modify the defective Hardware within a reasonable period of time so that such Hardware conforms to the applicable Specification, Nortel Networks shall replace the defective Hardware with Hardware that conforms to such Specifications. Replacement Hardware may be new or reconditioned at Nortel Networks' option. Nortel Networks' sole obligation and Company's exclusive remedy under the warranty provisions of this Article with respect to Hardware and installation Services shall be limited to repair, modification or replacement of the defective Hardware or correction of the defective installation Services.

            8.5 Notwithstanding the foregoing, the warranty period of Hardware which has been subject to repair or replacement by Nortel Networks shall commence upon the Ship Date of the repaired or replacement Hardware to Company and shall expire on the later of ninety (90) days or the last day of the original warranty period with respect to the Hardware which was repaired or replaced. The warranty period of Licensed Software which has been corrected, due to a material, service-affecting non-conformance found in such Licensed Software, shall expire on the later of ninety (90) days from the Ship Date of the corrected Licensed Software to Company or the last day of the original warranty period with respect to such Licensed Software.

            8.6 Nortel Networks warrants that its Products shall comply in all material aspects with all applicable laws and regulations known to Nortel Networks, which are in force on the date of acceptance of the applicable Order therefor, which laws or regulations directly impose obligations upon any manufacturer, seller or, if applicable, installer of such Products. Upon request therefor, Nortel Networks may implement such changes as are necessary to comply with any applicable law and/or regulation which becomes effective after the date of acceptance of the applicable Order; provided that the parties have reached mutual agreement concerning the cost of such changes and which party will bear them.

            8.7 The performance by Nortel Networks of any of its obligations described in this Article 8 shall not extend the applicable warranty period.

            8.8 The warranties set forth in this Article shall not apply to any Products where the defect or non-conformance is due to (i) accident, fire, explosion, power failure, power surge or other power irregularity, lightning, alteration, abuse, misuse or repair not performed by Nortel Networks; (ii) improper storage; (iii) failure to materially comply with all applicable environmental requirements for the Products as specified by Nortel Networks or any other applicable supplier, such as but not limited to temperature or humidity ranges; (iv) improper performance of installation, maintenance, operation or other service in connection with the Products, provided that such service was not performed by Nortel Networks or on Nortel Networks' behalf; (v) use in conjunction with an incompatible product not purchased under this Agreement; (vi) any error, act or omission by anyone other than Nortel Networks; or (vii) where written notice of the defect has not been given to Nortel Networks within the applicable warranty period. The warranties set forth in this Article shall not apply to (i) Non-Licensed Software for which the applicable right to use fees have not been paid; or (ii) Third Party Software or Third Party Hardware, provided however that Nortel Networks shall assign to Company (to the extent of Nortel Networks' right to do so) the warranty rights granted to Nortel Networks by the appropriate vendor of such Third Party Software or Third Party Hardware.

            8.9 Unless Nortel Networks elects to repair or replace defective Hardware at Company's facility, all Hardware to be repaired or replaced, whether in or out of warranty, shall be de-installed and packed by Company in accordance with Nortel Networks' instructions. With respect to Hardware found to be defective within thirty (30) days of receipt by Company ("DOA Hardware"), Nortel Networks shall use reasonable efforts to ship replacement Hardware within three
(3) days of Nortel's receipt of the returned DOA Hardware. With respect to non-DOA Hardware, Nortel Networks shall use reasonable efforts to ship repaired or replacement Hardware within thirty (30) days of receipt of the defective Hardware. To facilitate the processing of the defective Hardware returned hereunder, Nortel Networks may ship replacement Hardware prior to Nortel Networks receiving the defective Hardware. In the event that Company fails to return defective Hardware and Nortel Networks has shipped such replacement Hardware, Nortel Networks shall invoice Company at Nortel Networks' applicable then-current prices for such replacement Hardware, thirty (30) days after the Ship Date of such replacement Hardware. If mutually agreed, Nortel Networks will make repairs on-site at Nortel Networks' then-current charge for such repairs.

            8.10 If the Hardware returned to Nortel Networks pursuant to Section
8.9 is determined by Nortel Networks to be beyond repair and is outside the warranty period, Nortel Networks shall notify Company and if requested Nortel Networks shall sell Company replacement Hardware at Nortel Networks' then-current prices for such replacement Hardware less the applicable discount.

            8.11 Company shall bear risk of loss or damage and shall pay for all transportation charges for Hardware returned to Nortel Networks and Nortel Networks shall bear risk of loss or damage and pay for transportation charges for repaired or replacement Hardware shipped to Company. Title to returned Hardware shall pass to Nortel Networks upon receipt. Title to replacement Hardware shall pass to Company upon receipt.

            8.12 Nortel Networks and Nortel Networks' vendors of Third Party Hardware and Third Party Software, as appropriate, shall not have any responsibility to Customers for warranties offered by Company to such Customers and Company hereby indemnifies and holds harmless Nortel Networks and Nortel Networks' vendors, as appropriate, from any claims, damages or liabilities arising out of, or relating to, any warranties offered by Company to such Customers.

            8.13 If Company discloses to Nortel Networks that Company has purchased Equipment from a party other than Nortel Networks or an authorized Nortel Networks distributor for installation upon a Product or if Nortel Networks determines in its sole discretion that any Equipment installed upon a Product was not purchased by Company from Nortel Networks or an authorized Nortel Networks distributor, Nortel Networks shall have the right to immediately discontinue all of its obligations, services and responsibilities with respect to such Product pursuant to this Agreement until such time as such Product has successfully completed Nortel Networks' certification process (the "Certification"), and provide Company with written notice thereof. Company shall, upon receipt of Nortel Networks' written notice, (i) issue an Order for Nortel Networks' Certification of such Product at the purchase price to be determined pursuant to Section 4.1; (ii) ensure that such Product successfully completes Nortel Networks' Certification process, including, but not limited to, purchasing additional Equipment from Nortel Networks as required in order to successfully complete the Certification process; and (iii) pay the prices, charges and fees for such Certification within thirty (30) days after the date of invoice. Upon the successful completion of the Certification process for such Product, Nortel Networks shall resume its obligations, services and responsibilities with respect to such Product pursuant to this Agreement.

            8.14 THE WARRANTIES, CONDITIONS AND REMEDIES SET FORTH HEREIN CONSTITUTE THE ONLY WARRANTIES, OBLIGATIONS OR CONDITIONS OF NORTEL NETWORKS WITH RESPECT TO THE PRODUCTS AND SERVICES AND ARE COMPANY'S SOLE AND EXCLUSIVE REMEDIES IN THE EVENT THAT SUCH WARRANTIES OR CONDITIONS ARE BREACHED. THEY ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL NETWORKS SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS, OF ANY NATURE WHATSOEVER ARISING OUT OF NORTEL NETWORKS' BREACH OF WARRANTY OR CONDITION.

ARTICLE 9. NORTEL NETWORKS' ADDITIONAL OBLIGATIONS

            9.1 Nortel Networks shall make training available to representatives of Company with respect to the operation, configuration, installation, service, maintenance and support of the Products at Nortel Networks' then current prices and at Nortel Networks' facilities, subject to course and class availability. The training provided under this Section 9.1 may be provided at a Nortel Networks facility or other location, at Nortel Networks' discretion. Nortel Networks shall provide Company with twelve hundred (1,200) training credits valued at one hundred fifty dollars ($150) per credit ("Training Credit") to be used by Company in any of Nortel Networks' training courses related to the Products Company has purchased. Six hundred and twenty-five (625) Training Credits shall be earned upon execution of this Agreement, five hundred (500) additional Training Credits shall be earned one (1) year later, and the final seventy-five (75) Training Credits shall be earned one (1) year later. Furthermore, the Training Credits must be used within one (1) year from the date such Training Credits were earned or within the Original Term of this Agreement, whichever occurs first, after which time such Training Credits will be forfeited by Company.

            9.2 Upon request, Nortel Networks shall provide Company with copies of its then current training catalogue. Company shall provide Nortel Networks with a reasonable number of names and addresses of people to whom this catalogue should be sent. Upon the request of Company, Nortel Networks shall provide to Company such additional training as Company requests, at a time and place mutually agreed upon and at the prices to be quoted for such training. The cancellation fees set forth in the training catalogues shall apply.

            9.3 Nortel Networks shall include its standard Documentation package, if any, with each shipment of Products. Nortel Networks shall make the Documentation available on its choice of media, which may include CD-ROM or other electronic media. Nortel Networks shall provide Company with any other Documentation that is ordered at its then-current prices therefor. Documentation provided via Nortel Networks' CD-ROM media may be printed and copied and Documentation provided in paper format may be copied, to the extent such Documentation so provides, and only to the extent such printing or copying is necessary for the operation and maintenance of the Products to which the Documentation pertains. However, Company may not press or burn any copies of CD-ROM discs.

            9.4 During the Term of this Agreement, Company may acquire various support Services from Nortel Networks in connection with the Products that Company acquires from Nortel Networks under this Agreement. These Services may include, but are not limited to the following: technical assistance Services, installation Services, Hardware maintenance Services, Software maintenance Services, and parts repair and replacement Services. Unless otherwise stated herein, descriptions and pricing for such support Services will be provided on an as-quoted basis.

ARTICLE 10. SOFTWARE LICENSE

            10.1 Company acknowledges that the Software may contain programs which have been supplied by, and are proprietary to, Third Party Software vendors. In addition to the terms and conditions herein, Company shall abide by any additional terms and conditions specified in a Product Annex with respect to any Software provided by any Third Party Software vendor.

            10.2 Upon Company's payment to Nortel Networks of the applicable fees with respect to any Software furnished to Company pursuant to this Agreement, Nortel Networks hereby grants to Company, subject to the applicable terms and conditions of this Article 10, a personal, non-exclusive, right and license to use the Object Code version of the Licensed Software furnished to Company, but only in conjunction with Company's use of the Hardware or the Documentation with respect to which such Licensed Software was furnished. The duration of such right to use shall last (i) with respect to Licensed Software furnished in connection with Hardware, for the life of that Hardware as it may be repaired or modified, and (ii) with respect to Licensed Software furnished in connection with Documentation, for the duration of Company's right to use the Documentation. Company shall be granted no title or ownership rights to the Software, which rights shall remain in Nortel Networks or its suppliers.

            10.3 As a condition precedent to this license and to the supply of Software by Nortel Networks pursuant to this Agreement, Nortel Networks requires Company to give proper assurances to Nortel Networks for the protection of the Software. Accordingly, all Software supplied by Nortel Networks under or in implementation of this Agreement shall be treated by Company as the exclusive property, and as proprietary and a trade secret, of Nortel Networks and/or its suppliers, as appropriate, and Company shall: i) hold the Software, including, without limitation, any methods or concepts utilized therein in confidence for the benefit of Nortel Networks and/or its suppliers, as appropriate; ii) not provide or make the Software available to any person except to its employees on a 'need to know' basis and then only under confidentiality obligations; iii) not reproduce, copy, or modify the Software in whole or in part except as authorized by Nortel Networks; iv) except as provided for under the Council of the European Communities Directive on the legal protection of Computer Programs dated the 14th of May, 1991 (91/250/EEC), not attempt to decompile, reverse engineer, disassemble, reverse translate, or in any other manner decode the Software; v) issue adequate instructions to all persons, and take all actions reasonably necessary to satisfy Company's obligations under this license; and vi) forthwith return to Nortel Networks, or with Nortel Networks' consent destroy a) upon termination of the license for any reason, or b) upon receipt of replacement, modified, or updated Software, any magnetic tape, disc, semiconductor device or other memory device or system memory and/or Documentation or other material regarding such Software, including, but not limited to all printed material furnished by Nortel Networks to Company.

            10.4 The obligations of Company hereunder shall not extend to any information or data relating to the Software which is now available to the general public or becomes available by reason of acts or failures to act not attributable to Company.

            10.5 Nortel Networks may issue updates to the Software from time to time, and, upon Company's payment of applicable right to use fees, if any, shall license such updates to Company. The right to use fees for such updates do not include the price of any associated Hardware that may be required to use such updates.

            10.6 Neither Company nor any successor to Company's title in the applicable Hardware shall have the right to (i) assign this license as to the applicable Licensed Software to any other person who acquires legal title to such Hardware; or (ii) sublicense the rights herein granted as to such Licensed Software to any other person who subsequently acquires the right to use such Hardware, unless agreed to in writing by both Nortel Networks and Company. Such consent shall not be unreasonably withheld.

            10.7 Company shall indemnify and hold Nortel Networks and its suppliers, as appropriate, harmless from any loss or damage resulting from a breach of this Article 10. The obligations of Company under this Article 10 shall survive the termination of the Agreement and shall continue if the Software is removed from service.

Non-Licensed Software

            10.8 Certain Software delivered by Nortel Networks may include Non-Licensed Software. Non-Licensed Software includes (i) any Software for which the applicable right to use fees have not been paid; and (ii) Software for which a periodic right to use fee has expired and the applicable additional periodic right to use fees have not been paid. Company shall submit to Nortel Networks an Order for any Non-Licensed Software that Company desires to license or renew.

            10.9 When Non-Licensed Software is placed into service, the applicable right to use fees shall be payable. Company shall also have the option to pay the applicable right to use fees for any Non-Licensed Software upon installation of a Software load containing such Non-Licensed Software.

            10.10 To ensure Company's proper activation and/or usage of only the appropriate Software, Company shall complete the appropriate form designated by Nortel Networks prior to the activation and/or usage by Company of any Non-Licensed Software. Company shall identify all Software desired to be activated and/or used

(including the number of lines or other units activated, if applicable) in each System and shall transmit such form to Nortel Networks.

            10.11 Nortel Networks shall promptly review any form submitted pursuant to Section 10.10 and respond in writing, identifying whether (i) any applicable prerequisite Hardware or Software is required by Company prior to activation and/or usage of the applicable Software; or (ii) whether the use of such Software requires Nortel Networks to determine whether the current System configuration will require additional elements, such as Hardware, other hardware and/or System memory, prior to activation and/or usage; or (iii) whether Company can use such Software without the addition of any additional Hardware or Software.

            10.12 Nortel Networks reserves the right to access by remote polling any site in which Software has been installed to determine which Software has been activated. Such polling shall be done so as not to unreasonably interfere with Company's use of the Products. Information obtained from such remote polling shall be held in confidence in accordance with Section 16. On request by Company, Nortel Networks shall disclose to Company methods and techniques of such polling, including needs justification for all collected data and processes. Nortel Networks shall not collect data that is not clearly required for the purposes of this polling as outlined in this section.

            10.13 Nortel Networks shall issue invoices to Company, in addition to those amounts previously invoiced, for amounts found to be payable as a result of Company's activation and/or usage of any Software which Nortel Networks determines as a result of the remote polling of a site and for which Company has not previously paid the appropriate right to use fees.

            10.14 The warranty period for Software activated later than the original Ship Date of the Software load shall be for the same period as such original Software load and shall not be extended to provide for an additional period of warranty based upon the date individual features or units are activated and/or utilized by Company or the date Company pays any applicable right to use fees.

            10.15 Nortel Networks shall provide the Software support Services specified in Article 9 or in a separate Services agreement, provided that Company operates the Software at Nortel Networks' current Software release level or within at least two previous Software release levels, or as otherwise specified in the Services agreement or in a Product Annex.

Modifiable Software

            10.16.1 Notwithstanding anything to the contrary above, upon payment to Nortel Networks of the applicable fees, Nortel Networks hereby grants to Company, subject to the applicable terms and conditions of this Article 10, a personal, non-transferable, non-assignable and non-exclusive right and license to modify Licensed Software which Nortel Networks identifies as Modifiable Software. Upon the modification or creation of any Applications, or the modification or creation of any Building Blocks, Nortel Networks shall have no obligations with regard to warranty under Article 8 or indemnity under Article 12 for such Applications or Building Blocks.

            10.16.2 Nothing contained in Sections 10.16.1 through 10.16.5 shall transfer, or be deemed to transfer, or contemplate the transfer of, any rights in or to the Software other than those rights specifically granted herein, and in particular but without restricting the generality of the foregoing, Nortel Networks does not in any way transfer any right, title or interest in or to the Software or any element constituting a portion thereof to Company, other than the right of Company to modify or create Building Blocks and Applications.

            10.16.3 For any Building Blocks and Applications created solely by Company, and for all Company-modified portions of the Nortel Networks-provided Building Blocks with respect to such modified portion only, Company shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications, Building Blocks or portions thereof and shall have the right to file for or otherwise secure and protect such rights. For all such Company created Applications or Building Blocks, or modified portions of Building Blocks, the parties shall, on a case by case basis, negotiate in good faith to determine whether Company may desire to license any such Applications or Building Blocks to Nortel Networks.

            10.16.4 For any Applications created solely by Nortel Networks and for the Nortel Networks- provided Building Blocks, Nortel Networks shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications or Building Blocks and shall have the right to file for or otherwise secure and protect such rights. For all such Nortel Networks Applications or Building Blocks, Company may license any such additional Nortel Networks Products upon Nortel Networks making such software generally available to its customers.

            10.16.5 In the event that Company and Nortel Networks intend to jointly create Applications or Building Blocks, the parties shall mutually agree as to applicable terms and conditions.

Services Software

            10.17.1 With respect to Services Software, Company shall: (i) utilize such Services Software and the results thereof solely for the purposes described in Section 1.27; and (ii) comply with additional terms, if any, applicable to such Services Software as specified in a Product Annex. Nortel Networks may, at any time and without liability or obligation to Company, modify the Services Software, any computer equipment of Nortel Networks or suppliers used in connection with such Services Software, and identification codes, manuals or other information or Documentation used in connection with the Services Software.

            10.17.2 SERVICES SOFTWARE IS PROVIDED AS IS AND WITHOUT WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL NETWORKS DOES NOT AND CANNOT WARRANT THE PERFORMANCE OR RESULTS THAT MAY BE OBTAINED BY USING SERVICES SOFTWARE. COMPANY ASSUMES SOLE RESPONSIBILITY FOR THE SELECTION OF THE SERVICES SOFTWARE TO ACHIEVE COMPANY'S INTENDED RESULTS, AND FOR THE INSTALLATION, USE, AND RESULTS OBTAINED FROM THE SERVICES SOFTWARE. IN NO EVENT SHALL NORTEL NETWORKS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS, OF ANY NATURE WHATSOEVER ARISING OUT OF COMPANY'S USE OF SERVICES SOFTWARE.

ARTICLE 11. HOMOLOGATION AND CERTIFICATION

            11.1 Company shall notify Nortel Networks of its desire to purchase Products in a country other than the United States prior to placing an Order. At such time, Nortel Networks shall inform Company as to whether or not Nortel Networks complies with the homologation requirements for a Product in the requested country.

            11.2 In the event that Nortel or a Nortel Affiliate has complied or complies in the future with the homologation requirements for a Product in a requested country, Nortel shall, to the extent of its legal right to do so, grant Company the right to use the results of such homologation. Any costs arising from such grant shall be subject to agreement by the parties prior to such grant being made.

ARTICLE 12. LIABILITY FOR BODILY INJURY, PROPERTY DAMAGE AND PATENT INFRINGEMENT

            12.1 A party hereto shall defend the other party against any suit, claim, or proceeding brought against the other party for direct damages due to bodily injuries (including death) or damage to tangible property which allegedly result from the negligence or willful misconduct of the defending party in the performance of this Agreement. The defending party shall pay all litigation costs, reasonable attorney's fees, settlement payments and such direct damages awarded or resulting from any such suit, claim or proceeding. Nortel Networks' responsibility in respect of each Contract, except in respect of death or personal injury, whether in contract or tort or resulting from Nortel Networks' proven negligent acts or omissions, shall not exceed One Million Dollars ($1,000,000.00) for any one or more separate claims having the same cause or attributable to the same event or occurrence. Nortel Networks shall at all times during the continuance of this Contract maintain insurance against such liabilities.

            12.2 Nortel Networks indemnify an hold Company harmless and shall defend Company against any suit, claim or proceeding brought against Company alleging that the sale to, or use by Company of, any Products, excluding Third Party Hardware or Third Party Software, furnished hereunder infringes any patent, copyright, tradesecret or other proprietary right ("Infringement Claim"). Nortel Networks shall pay, subject to Section 12.3 below, all litigation costs, reasonable attorney's fees, settlement payments and damages awarded or resulting from any such suit, claim or proceeding. With respect to Third Party Hardware or Third Party Software, Nortel Networks shall assign any rights with respect to infringement of patents granted to Nortel Networks by the supplier of such items to the extent of Nortel Networks' right to do so.

            12.3 Except as provided for in Section 12.1, Nortel Networks' cumulative liability, pursuant to this Article 12 and including its costs and expenses incurred in satisfying its obligations set forth below, shall not exceed one hundred percent (100%) of the purchase price of the Products giving rise to the Infringement Claim.

            12.4 Nortel Networks shall have no liability, in respect of any Infringement Claim based on the use of a Product in the event that such Product:
(i) is manufactured, designed or supplied by Nortel Networks in accordance with any design or any special instruction furnished by Company; (ii) is used by Company in a manner or for a purpose not contemplated or authorized by this Agreement; (iii) is used by Company in combination with other products not provided by Nortel Networks, including, without limitation, any software developed solely by Company through the permitted use of Products furnished hereunder, provided that the Infringement Claim arises from such combination or the use thereof; (iv) is modified by Company where such modification is not authorized by Nortel Networks; or (v) is used or located by Company in a location other than the location in which and for which it was supplied by Nortel Networks. In the excepted cases stated above, Company shall indemnify and hold Nortel Networks harmless against any loss, cost, expense, damage, settlement or other liability, including, but not limited to, attorneys' fees, which may be incurred by Nortel Networks with respect to any suit, claim, or proceeding described in this Section 12.4.

            12.5 Nortel Networks shall not be liable for, and Company shall indemnify Nortel Networks in respect of, any damages awarded based on Company's willful, knowing or deliberate infringement of a patent, copyright, trade secret, trademark or other proprietary right where such infringement results in a pecuniary damage award.

            12.6 Nortel Networks may provide Company with notice of an actual or potential Infringement Claim. Nortel Networks shall consult with Company regarding the Infringement Claim and the course of action to be pursued as a result thereof. In the event that the parties fail to agree on a satisfactory course of action for dealing with the matter, Company may either:

                  (i) return to Nortel Networks the affected portion of the Product(s) in return for a refund of the depreciated value (as carried on the books of Company) of the Product(s) so returned; or

                  (ii)  continue to use the Product(s) at Company's own risk.

            12.7 Nortel Networks shall not be liable for, and Company shall indemnify Nortel Networks in respect of any Infringement Claim(s) where Nortel Networks has provided notice to Company of the Infringement Claim(s) and Company elects to continue its use of the Product(s) covered by the Infringement Claim.

            12.8 If as a result of an Infringement Claim, other than those contemplated in Section 12.6(i) and 12.6(ii) above, an injunction is obtained against Company's use of any Product, Nortel Networks shall, at Nortel Networks' option:

                  (i) procure for Company the right to continue using the alleged infringing Product(s);

                  (ii) replace or modify the same with equivalent or better Product(s) so that Company's use is non-infringing; or

                  (iii) accept return of the affected portion of the Product(s) and refund to Company the depreciated value (as carried on the books of Company) of the Product(s) so returned.

            12.9 The defense of any claim which is predominantly covered by the provisions of this Agreement shall be controlled by the party upon whom the majority of the ultimate liability is likely to be imposed. Such controlling party shall give the other party a reasonable opportunity to participate in negotiation or defense of the claim so that such other Party may reasonably protect its own interests. Neither Party shall be liable for any settlement obligation incurred without its written consent.

            12.10 Company shall waive any and all claims that Company may have against Nortel Networks that Company may have due to any use by Company of Modifiable Software and any modification Company may have made to a Product as a result of such use. Further, Company shall be responsible for any additional hardware, software or services required as a result of such use.

            12.11 THE REMEDIES SET FORTH IN THIS ARTICLE 12 ESTABLISH THE ENTIRE OBLIGATION OF THE PARTIES IN REGARD TO CLAIMS RELATING TO INTELLECTUAL PROPERTY RIGHTS INCLUDING CLAIMS DIRECTED TO THE INFRINGEMENT OF PATENTS, COPYRIGHT, TRADE SECRETS AND OTHER PROPRIETARY RIGHTS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST REVENUES OR PROFITS OR OTHER ECONOMIC LOSS OF ANY NATURE WHATSOEVER, ARISING FROM SUCH INFRINGEMENT CLAIMS AND/OR RELATED MATTERS, OTHER THAN AS SPECIFICALLY SET FORTH HEREIN.

ARTICLE 13. REMEDIES AND LIMITATION OF LIABILITY

            13.1 Nortel Networks shall have the right to suspend its performance, upon written notice to Company, and forthwith remove and take possession of all Products that shall have been delivered to Company, if, prior to payment to Nortel Networks of any amounts due pursuant to this Agreement with respect to such Products, Company shall (i) become insolvent or bankrupt or cease, be unable, or admit in writing its inability, to pay all debts as they mature, or make a general assignment for the benefit of, or enter into any arrangement with, creditors; (ii) authorize, apply for, or consent to the appointment of, a receiver, trustee, or liquidator of all or a substantial part of its assets or have proceedings seeking such appointment commenced against it which are not terminated within sixty (60) days of such commencement; or (iii) file a voluntary petition under any bankruptcy or insolvency law or under the reorganization or arrangement provisions of the United States Bankruptcy Code or any similar law of any jurisdiction or have proceedings under any such law instituted against it which are not terminated within sixty (60) days of such commencement.

            13.2 In the event of any material breach of this Agreement which shall continue for thirty (30) or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled at its option to avail itself of any and all remedies available at law or equity, except as otherwise limited in this Agreement; provided however, that nothing contained in Section 13.2 or elsewhere in this Agreement shall make either party liable for any indirect, incidental, punitive, special or consequential damages of any nature whatsoever for any breach of this Agreement whether the claims for such damages arise in tort (including negligence regardless of degree of fault), contract, or otherwise, except that Company shall be liable for such damages with respect to a breach of Article 10..

            13.3 Neither party shall be liable for any additional costs, expenses, losses or damages resulting from errors, acts or omissions of the other party, including, but not limited to, inaccuracy, incompleteness or untimeliness in the provision of information or fulfillment of any obligations under this Agreement. Such party shall pay the other party the amount of any such costs, expenses, losses or damage incurred by such other party.

            13.4 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced within two (2) years after the cause of action accrues or it shall be deemed waived and barred, except any action for nonpayment by Company of any prices, charges, fees or other amounts payable hereunder may be brought by Nortel Networks at any time permitted by applicable law, and Nortel Networks may suspend performance of any of its obligations hereunder until all such payments are made.

ARTICLE 14. CONTINUING AVAILABILITY

            14.1 For the period following the Ship Date of a System as specified in the applicable Product Annex, Nortel Networks shall make replacement parts, or their functional equivalent, available for purchase by Company. Nortel Networks shall also make available to Company such information as is reasonably required in order to allow functionally equivalent spare parts to perform with Products previously delivered to Company. The prices charged for the spare parts shall be Nortel Networks' then current published list price or its then current policy, less applicable discounts

            14.2 In the event Nortel Networks intends to discontinue the availability of, or support Service for, a major module of a Product, Nortel Networks shall provide Company with at least ninety (90) days prior written notice of such event and the applicable Product shall be considered manufacture discontinued or discontinued, respectively, after such ninety (90) day period. Nortel Networks shall have no obligation to provide notice of manufacture discontinue if only components and individual circuit packs of a Product are being discontinued or replaced. Should Nortel Networks discontinue a major module of any of the Committed Products during the Initial Term, Nortel Networks shall, during the Initial Term only, provide functionally equivalent replacement products at the same price.

ARTICLE 15. TERM AND TERMINATION

            15.1 This Agreement will be in effect from the Effective Date for a period of thirty three (33) months (the "Original Term"). Thereafter, this Agreement shall automatically renew for one (1) year terms (each, a "Renewal Period" and collectively and together with the Original Term, the "Term"), unless either party provides the other party with written notice of its intent not to renew at least sixty (60) days prior to the end of the Original Term or any Renewal Period. Unless the parties agree in writing to the contrary, there shall be no minimum commitment associated with any renewal term.

            15.2 Either party may delay performance under this Agreement or terminate this Agreement, in whole or in part, in the event of a default by the other, provided that the non-defaulting party so advises the defaulting party in writing of the event of alleged default and the defaulting party does not remedy the alleged default within thirty (30) days after written notice thereof. If the alleged default is not capable of being remedied within thirty (30) days, the defaulting party must commence to remedy the alleged default within such thirty
(30) day period and provide to the non-defaulting party a plan for timely remedying the alleged default in order to avoid termination. A default shall include:

                  (i) a party's insolvency or initiation of bankruptcy or receivership proceedings by or against a party or the execution of an assignment for the benefit of creditors; or

                  (ii) either party's material breach of any of the terms or conditions hereof including the failure to make any payment when due.

                  (iii) a default of Company under the Financing Agreement and such default has not been cured within the applicable cure period provided therein.

            15.3 The expiration or termination of this Agreement for any cause shall not release either party from:

                  (i) any obligations and duties remaining under any Order accepted by Nortel Networks prior to such expiration or termination;

                  (ii) any liability which at the time of expiration or termination has already accrued to the other party, or, which thereafter may accrue in respect to any event prior to expiration or termination; or

                  (iii) any liability from any obligation specified in Section
                  17.18 below to survive expiration or termination.

ARTICLE 16. CONFIDENTIALITY

            16.1 Each party which receives the other party's Confidential Information shall use reasonable care to hold such Confidential Information in confidence and not disclose such Confidential Information to anyone other than to its employees and employees of a Company Affiliate or a Nortel Networks Affiliate, as applicable, with a need to know. A party that receives the other party's Confidential Information shall not reproduce such Confidential Information, except to the extent reasonably required for the performance of its obligations pursuant to this Agreement and in connection with any permitted use of such Confidential Information.

            16.2 Company shall take reasonable care to use Nortel Networks' Confidential Information only for study, operating, or maintenance purposes in connection with Company's use of Products furnished by Nortel Networks pursuant to this Agreement.

            16.3 Notwithstanding the foregoing, either party shall be free to use that portion of the Confidential Information which may be retained in intangible form by those employees who have had access to the Confidential Information, for any purpose, including use in the development, manufacture, marketing and maintenance of its products and services. The marketing of any product or service, including the dissemination of supporting documentation, which inherently discloses the disclosing party's Confidential Information shall not be deemed a breach by the recipient of such obligations; provided however, that ownership of the Confidential Information and all intellectual property rights to such Confidential Information remain with the disclosing party. The foregoing paragraph shall in no way exempt either party from any licensing requirement associated with the other party's Confidential Information.

            16.4 The obligations of either party pursuant to this Article 16 shall not extend to any Confidential Information which a recipient can demonstrate through written documentation was already known to the recipient prior to its disclosure to the recipient and without confidential obligations was known or generally available to the public at the time of disclosure to the recipient, becomes known or generally available to the public (other than by act of the recipient) subsequent to its disclosure to the recipient, is disclosed or made available in writing to the recipient by a third party having a bona fide right to do so and without similar confidentiality obligations, is independently developed by recipient, or is required to be disclosed by subpoena or other process of law, provided that the recipient shall notify the disclosing party promptly of any such subpoena or other process of law requiring disclosure.

ARTICLE 17. MISCELLANEOUS

            17.1 Publicity - A party shall not release any advertising or other publicity relating to this Agreement or the contents hereof wherein such other party may reasonably be identified without the prior written approval of the other party. In addition, each party shall take reasonable precautions to keep the existence and the contents of this Agreement confidential so long as this Agreement remains in effect and for a period of five (5) years thereafter, except as may be otherwise expressly provided in this Agreement or as may be reasonably required to enforce this Agreement by law.

            17.2 Applicable Law - The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof except to the extent that any mandatory provisions of local law in any country take precedence over the provisions of this Agreement and New York law. The United Nations convention on Contracts for the International Sale of Goods shall not apply to this Agreement. The parties agree that when a Contract is executed and performed by their respective Affiliates in the same country outside the United States, the law for that country shall apply to such Contract.

            17.3 Effects of Headings - All headings used herein are for index and reference purposes only, and shall not be given any substantive effect. This Agreement has been created jointly by the parties and no rule of construction requiring interpretation against the drafter of this Agreement shall apply in its interpretation.

            17.4.1 Assignment - Other than as explicitly stated below, neither party may assign or transfer this Agreement or any of its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld. A change in control of Company shall be deemed an assignment hereunder. A change in control shall occur if ownership or control of more than fifty percent (50%) of the shares of the Company entitled to elect the board of directors changes during the Term of this Agreement. Company's consent shall not be required for any assignment or transfer by Nortel Networks (i) to any Nortel Networks Affiliate of all or any part of this Agreement or of Nortel Networks' rights hereunder; or (ii) to any third party of Nortel Networks' right to receive any monies ("Receivables") which may become due to Nortel Networks pursuant to this Agreement. An initial public offering by Company's parent company shall not be considered a change in control for the purposes of Section 17.4.1.

            17.4.2 Company hereby consents to the sale of Receivables by Nortel Networks without the necessity for any further notice and without any qualification on such consent. Company grants permission for Nortel Networks to disclose the provisions of this Agreement to purchasers and prospective purchasers of Receivables, or their affiliates and others with a present or prospective financial interest in such Receivables, and their respective agents, attorneys, auditors, rating agencies and other advisors.

            17.5 Subcontracting - Nortel Networks may subcontract any of its obligations under this Agreement, but no such subcontract shall relieve Nortel Networks of primary responsibility for performance of its obligations.

            17.6 Non-Waiver - The failure by either party hereto at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require the performance with respect thereto or to claim a breach with respect thereto.

            17.7 Relationship of the Parties - The provisions of this Agreement shall not be construed to establish any form of partnership, agency or joint venture of any kind between Nortel Networks and Company, nor to constitute either party as the agent, employee or legal representative of the other. All persons furnished by either party to accomplish the intent of this Agreement shall be considered solely as the furnishing party's employees or agents and the furnishing party shall be solely responsible for compliance with respect to its employees with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, workers' compensation, payment of wages, and withholding and payment of applicable taxes, including, but not limited to income taxes, unemployment taxes, and social security taxes.

            17.8 Force Majeure - If the performance by a party of any of its obligations under this Agreement shall be interfered with by reason of any circumstances beyond the reasonable control of that party, including without limitation, fire, explosion, acts of God, war, revolution, civil commotion, unavailability of supplies or sources of energy, power failure, breakdown of machinery, delays regarding zoning, easements or deed restrictions, any legal proceedings between parties unrelated to the parties hereto or labor difficulties, including without limitation, strikes, slowdowns, picketing or boycotts, then that party shall be excused from such performance for a period equal to the delay resulting from the applicable circumstances and such additional period as may be reasonably necessary to allow that party to resume its performance. With respect to labor difficulties as described above, a party shall not be obligated to accede to any demands being made by employees or other personnel.

            17.9 Taxes - Company shall at Nortel Networks' direction promptly reimburse Nortel Networks or pay directly to the applicable government or taxing authority all taxes and charges arising hereunder, including, without limitation, penalties and interest, except for taxes computed upon the net income of Nortel Networks. If Company provides Nortel Networks with a certificate of exemption for the applicable taxes, in a timely manner, then Nortel Networks shall not invoice Company for such taxes.

            17.10.1 Hazardous Materials - Prior to issuing any Order for Services to be performed at Company's facilities, Company shall identify and notify Nortel Networks in writing of the existence of all Hazardous Materials which Nortel Networks may encounter during the performance of such Services, including without limitation, any Hazardous Materials contained within any equipment to be removed by Nortel Networks.

            17.10.2 If Company breaches its obligations pursuant to Section 17.10.1, (i) Nortel Networks may discontinue the performance of the applicable Services until all the Hazardous Materials have been removed or abated to Nortel Networks' satisfaction by Company at Company's sole expense; and (ii) Company shall defend, indemnify and hold Nortel Networks harmless from any and all damages, claims, losses, liabilities and expenses, including without limitation, attorney's fees, which arise out of Company's breach of such obligations.

            17.11 Notice - All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered (i) by hand; or (ii) by facsimile, transmission (confirming the same by mail); or (iii) by certified or next-day mail addressed as follows:

            If to Company:
            CAIS, Inc.
            1255 22nd Street
            Washington, DC 20037
              Attention: William M. Caldwell, IV, President
              Facsimile: (202) 463-7190

            If to Nortel Networks:

            Northern Telecom Inc.
            2520 Meridian Parkway
            Durham, NC 27713
              Attention: VP, Contracts Management & Negotiations
                         Dept: 3216, MS 49D300
              Facsimile: (919) 997-4495

Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above.

            17.12 Information and Documentation - Company shall provide any information and/or documentation that Nortel Networks reasonably requests from Company and that is necessary for Nortel Networks to properly perform any of its obligations hereunder. Such information shall be provided in a form reasonably specified by Nortel Networks by the dates specified by Nortel Networks.

            17.13.1 Export - Company shall not export any Products or technical data received from Nortel Networks pursuant to this Agreement, or release any such Products or technical data with the knowledge or intent that such Products or technical data will be exported or transmitted to any country or to foreign nationals of any country, except in accordance with applicable laws and regulations concerning the exporting of such items arising in the U.S. or Canada with Nortel Networks' prior written consent for these countries or other such jurisdiction affecting the Products without Nortel Networks' prior written consent. Company shall obtain all appropriate government authorizations in accordance with applicable law prior to exporting or transmitting any such Products or technical data. Nortel Networks will provide such assistance as Company reasonably requests to obtain such authorizations.

            17.13.2 Nortel Networks acknowledges that the transfer of Systems or components thereof, and associated documentation outside of the United States may be subject to the specific approval of the applicable Software suppliers and other suppliers. All such approvals, if applicable, shall be conditions precedent to any of the obligations of Nortel Networks hereunder respecting such Systems or component thereof and associated documentation. To the extent any such conditions exist, they shall be listed in the applicable Product Annex.

            17.13.3 Nortel Networks hereby agrees that its shareholders, directors, officers, employees, agents or contractors of Nortel Networks will not make, authorize or offer, or cause to be made or offered, any payment, loan or gift of money or anything of value directly or indirectly to: (i) any official or employee of any government, or agency or instrumentality thereof;
(ii) any political Party or official thereof or any candidate for political office; or (iii) any person; under circumstances in which the shareholders, directors, officers, employees, agents or contractors of Nortel Networks know, or have reason to know, that all or any portion of such money or thing of value will be offered or given, directly or indirectly, to any person named in clauses (i) and (ii) above to influence a decision or to gain any advantage to Nortel Networks or its shareholders, directors, officers, employees, agents or subcontractors, or to retain business for or with, or directing business to, Nortel Networks, or in connection with any transaction relating to this Agreement which could result in a violation of the Foreign Corrupt Practices Act, as amended and any other law, regulation, order, decree or directive having the force of law and relating to bribery, kick-backs, or similar business practices. For purposes of this Agreement, the term "official" shall mean and include any employee or officer in public service or in the private sector, any employee of official of any governmental or quasi-governmental department, agency or instrumentality thereof, or any person or entity acting in an official capacity for on behalf of any such government or department, agency or instrumentality.

            17.13.4 Each Party shall take all required or advisable steps to insure that, for the duration of this Agreement, it remains a company in good standing, duly organized, registered and existing under the laws of each country in which it is undertaking its obligations hereunder, as well as any other applicable regional and local jurisdiction.

            17.14 Severability - If any provision of this Agreement is declared or determined to be invalid or unenforceable under applicable law, the remaining provisions shall continue in full force and effect and the parties shall substitute for the invalid provision a valid provision which most closely approximates the economic effect and intent of the invalid provision.

            17.15 Modification of Agreement - No addition to or modification of this Agreement shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

            17.16 Regulatory Compliance - In the event of any change in the Specifications or Nortel Networks' manufacturing or delivery processes for any Products as a result of the imposition of requirements by any government, Nortel Networks may upon notice to Company, increase its prices, charges and fees to cover the added costs and expenses directly and indirectly incurred by Nortel Networks as a result of such change.

            17.17 Entire Agreement - This Agreement, including the Exhibits and Annexes which are attached hereto and incorporated herein, comprises all the terms, conditions and agreements of the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, publications and understandings of any nature whatsoever. No Exhibits or Annexes modified or created subsequent to the execution of this Agreement shall be deemed to be incorporated into this Agreement unless mutually agreed in a writing and executed by a duly authorized representative of each party. Company hereby acknowledges and agrees that it has not relied on any representations or warranties other than those expressly set forth in this Agreement.

            17.18 Survivorship - Any terms of this Agreement which by their nature are intended to survive including, but not limited to, Articles 8, 10, 12, 13, 16 and 17 and Sections 4.6, 9.3, 10.15 and 14.3 shall survive the termination or expiration of this Agreement.

17.19 Credit Facility Contingency - Company and Nortel Networks agree that this Agreement is contingent on the consummation by Company and Nortel Networks of a multiple-advance term loan facility (the "CAIS Credit Facility") on the terms and conditions set forth in the Proposed Terms and Conditions attached to the Letter of Intent, dates April 21, 1999, by and between Company and Nortel Networks. In the event the CAIS Credit Facility is not consummated by May 15, 1999, this Agreement shall be null and void without further obligation of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement.

NORTHERN TELECOM INC.                          CAIS, INC.


By:    /s/ Steve Schillisc                     By:    /s/ Ulysses G. Auger
       --------------------------------               --------------------------

Name:  Steve Schillisc                         Name:  Ulysses G. Auger
       --------------------------------               --------------------------

Title: Sr. V. P. Sales & Mktg.                 Title: CEO
       --------------------------------               --------------------------

Date:  4/26/99                                 Date:  April 21, 1999
       --------------------------------               --------------------------

                                    EXHIBIT A

                                PRODUCT ANNEX A.1

ETHERLOOP PRODUCTS

The supplemental terms and conditions provided below take precedence over any conflicting terms and conditions specified in the Sections noted below or elsewhere in the Agreement, as such terms and conditions apply to the EtherLoop products (collectively, "EtherLoop Products").

Article 2, Section 2.3

With regard to the subject of forecasts, the following shall apply:

      Company shall submit a non-binding forecast to Nortel Networks, in accordance with Section 2.3 of the Agreement describing the specific types and quantities of EtherLoop Products required.

Article 3, Section 3.8

The standard interval between Order acceptance and Ship Date for forecasted EtherLoop Product is four (4) weeks. Nortel Networks may change the standard interval at its sole discretion and without notice to Company.

Article 5, Section 5.1

With regard to the subject of reschedule of an Order, the following shall apply:

      A minimum of thirty (30) days notice must be provided to Nortel Networks prior to the scheduled Ship Date.

Article 7, Section 7.1

With regard to the subject of Company's cancellation of an Order, the following shall apply:

      In the event Company cancels all or any part of an Order, Company shall pay to Nortel Networks a cancellation charge for each Product that has been canceled in accordance with the following schedule:

            [greater than or equal to]          100% of engineering charges plus
            15 days prior to Ship Date          10% of the Product price

            0 - 14 days prior to Ship Date      100% of engineering charges plus
                                                15% of the Product price

Article 10, Section 10.1

      As of the Effective Date, there are no additional terms regarding Third Party Hardware and Third Party Software.

Article 10, Section 10.5

With regard to the subject of Software updates, the following shall apply:

      Nortel Networks shall classify such updates as either (i) incremental Software upgrades ("ISUs"), designed to correct any nonconformance to the applicable Software specifications; or (ii) enhancements which will provide additional features or functionality ("Enhancements"). Updates classified as ISUs by Nortel Networks will be provided at no cost to Company during the warranty period for such Licensed Software. Updates classified as Enhancements by Nortel Networks will be made available to Company at Nortel Networks' applicable right to use fees. In the event that Nortel Networks determines that an update includes both ISUs and Enhancements, such update shall be made available to Company. If Company elects to receive the update, Nortel Networks shall invoice Company only for the right to use fees applicable to the Enhancements contained in such update. Notwithstanding anything to the contrary, all ISUs and Enhancements for the InterProxy IP proxy manager, billing manager and port manager applications shall be provided to Company at no charge during the warranty period for such Software and at any time Company has purchased a Software maintenance plan for such Software.

                                PRODUCT ANNEX A.1

                                  ATTACHMENT 1

                                ETHERLOOP PRICING

A. ETHERLOOP PRICING

I.    ETHERLOOP EQUIPMENT

Engineering, installation & testing charges are not included since these charges vary greatly depending upon how many systems are being deployed at one time at a location. Engineering, installation and testing charges can be quoted upon request.

I.1   eLAN 128 8-Line Package

      The eLAN 128 8-line package combines a fully filled ELMo8 shelf, complete with common equipment cards, eight CO modems, and eight eLAN 128 CPE modems. The eLAN 128 CPE modems can support up to 128 MAC addresses.

      The components making up the eLAN 128 8-line package are described below.

o     ELMo8 shelf and backplane
o     ELMo8 Power card
o     ELMo8 Filter Card
o     ELMo8 Hub Card
o     8 ELMo8 Modem cards
o     8 eLAN 128 CPE modems

      --------------------------------------------------------------------------
      Description                                                    Price
      --------------------------------------------------------------------------
      eLAN 128 8-line package                                            $ 5,000
      --------------------------------------------------------------------------

I.2   Elite 8-Line Package - NTEW01AA

      The Elite 8-line package combines a fully filled ELMo8 shelf, complete with common equipment cards, 8 CO modems, and 8 Elite CPE modems. The Elite CPE modems can support up to 8 MAC addresses.

      The components making up the eLAN 128 8-line package are described below.

o     ELMo8 shelf and backplane
o     ELMo8 Power card
o     ELMo8 Filter Card
o     ELMo8 Hub Card
o     8 ELMo8 Modem cards, 2 Mbps License
o     8 Elite CPE modems

      --------------------------------------------------------------------------
      Description                                                    Price
      --------------------------------------------------------------------------
      Elite 8-line package                                               $ 3,808
      --------------------------------------------------------------------------

I.3   ELMo8 Cable Assembly - NTEW50GA

      The ELMO8 cable assembly includes all power, VF, and ethernet cables required to wire up three ELMo shelves.

      --------------------------------------------------------------------------
      Description                                                    Price
      --------------------------------------------------------------------------
      ELMo8 Cable Assembly                                                 $ 380
      --------------------------------------------------------------------------

I.4   ELMo8 Power Supply Shelf- NTEW56GA

      The ELMo8 Power Supply Shelf fits standard 19" racks and can accommodate up to three ELMo8 power supplies. It comes complete with AC cord. When fully filled, the ELM8 Power Supply shelf can support 9 ELMo8 shelves.

      --------------------------------------------------------------------------
      Description                                                    Price
      --------------------------------------------------------------------------
      ELMo8 Power Supply Shelf - NTEW56GA                                  $ 210
      --------------------------------------------------------------------------

I.5   ELMo8 Power Supply - NTEW56AA

      The ELMo8 Power Supply plugs into the ELMo8 Power Supply Shelf and can support up to 3 ELMo8 shelves

      --------------------------------------------------------------------------
      Description                                                    Price
      --------------------------------------------------------------------------
      ELMo8 Power Supply - NTEW56AA                                        $ 600
      --------------------------------------------------------------------------

I.6   110 VAC Rack Kit - NTEW55AA

      The 110 VAC Rack Kit is a seven foot tall, 19" wide rack, pre-wired for 9 ELMo8 shelves. It includes an ethernet hub, power rectifiers, air baffles, and all necessary cabling. With this kit, no additional cabling or power rectifiers need to be ordered.

      The components making up the 110 VAC Rack Kit are described below.

o Power supply rack with 3 power supplies (each supporting three ELMo8 shelves)
o     6 Outlet, 3 Prong AC Power Strip Shelf
o     10BT Baystack 101 Hub, 12 Port - AC Powered
o     2 Air Baffle Assemblies
o     3 Elmo8 Cable Assembly (Up to 3 Shelves for each cable assembly)
o     CABLE Assembly, RJ45, ORANGE, CAT5, 4 PAIR, 8 POS/8 CONT, 4' CROSSOVER
o     7' Rack Assembly
o     19" Rack Base Skirt
o     7' Rack Miscellaneous Hardware Kit
o     EtherLoop Documentation Package

      --------------------------------------------------------------------------
      Description                                                         Price
      --------------------------------------------------------------------------
      110 VAC Rack Kit - NTEW55AA                                        $ 4,500
      --------------------------------------------------------------------------

I.7 Etherloop Spares Kit - CAIS-Spares-1 This kit includes all necessary hardware spares.

      The components making up the spares kit are described below.

o     ELMo8 Hub Card
o     ELMo8 Power Card
o     ELMo8 Filter Card
o     ELMo8 Modem Card [1 port, 4 Mbps License]
o     Power Supply (Up to 3 Shelves)
o     Elite CPE Modem
o     eLAN 128 CPE Modem

      --------------------------------------------------------------------------
      Description                                                         Price
      --------------------------------------------------------------------------
      Spares Kit - Model CAIS-Spares-1                                   $ 2,360
      --------------------------------------------------------------------------

II.   VBN Server

      The VBN Server includes a rack mount PC, operating system license, management system license, and the following features:

o     InterProxy IP proxy manager to enable IP mobility
o     Billing management capability allowing multiple billing policies
o Billing system interface to interwork with hotel property management systems
o     System management capability

      The VBN server Right to Use (RTU) pricing includes all features in Release 1 and Release 2. Right to Use fees are based on the number of simultaneous users.

VBN Server Pricing

      --------------------------------------------------------------------
                                                         Price
      Description                            $ 10 M Commitment by 4/1/2002
      --------------------------------------------------------------------
                  10 User RTU                           $ 5,600
      --------------------------------------------------------------------
                  25 User RTU                           $ 7,250
      --------------------------------------------------------------------
                  50 User RTU                           $10,200
      --------------------------------------------------------------------
              System Capacity RTU
        (Current Capacity is 400 users)                 $14,310
      --------------------------------------------------------------------

                                    EXHIBIT A

                                PRODUCT ANNEX A.2

BAY NETWORKS PRODUCTS

The supplemental terms and conditions provided below shall apply to Products provided by the Bay Networks line of business of Nortel Networks ("Bay Networks"), and shall take precedence over any conflicting terms and conditions specified, in the Sections noted below or elsewhere, in the Agreement.

Article 1, Section 1.5

"Diagnostics, Software and Software Documentation" shall be added to and included within the definition of "Confidential Information".

Article 3, Section 3.5

The following shall apply with respect to Bay Networks Products.

      Company may cancel or reschedule any order, without charge, by delivering written notice to Nortel Networks at least thirty (30) days prior to the Ship Date. Orders canceled by Company by delivery of written notice within thirty (30) days of their Ship Dates may be subject to a fifteen percent restocking charge by Nortel Networks. Company may not cancel or reschedule any Order, in whole or in part, less than fifteen (15) days prior to the corresponding Ship Date.

Article 3, Section 3.8

The standard interval between Order acceptance and Ship Date for forecasted Bay Networks Product is four (4) weeks. The Ship Date with respect to Bay Networks Product shall be based upon standard intervals for the applicable Product, and shall be established and confirmed in the Order acknowledgement issued to Company.

Article 4, Section 4.3

Section 4.3 of the Agreement shall be replaced with the following:

      Nortel Networks' prices for Bay Networks Products and Services are those set out in Bay Networks' then-current standard price list ("Price List"), less the applicable discount specified in Attachment 1 to this Product Annex A.2.

Article 4, Section 4.5, Paragraph (i)

Annual maintenance Services provided by Nortel Networks with respect to Bay Networks Products are subject to invoice and payment at the beginning of the annual maintenance term.

Article 5, Section 5.1 This section shall be deleted.

Article 5, Section 5.2.2

The first sentence of this section shall be deleted and replaced with the following:

      All Bay Networks Product prices are F.O.B. Nortel Networks' point of shipment. Title to the Hardware passes to Company when presented to Nortel Networks or its agent to the carrier, from which point Company is responsible for risk of all loss, damage to, or theft of all Products.

Article 5, Section 5.3

This section does not apply to Bay Networks Products.

Article 6

For the purposes of Article 6, Bay Networks Products shall be considered "Merchandise".

Article 8, Section 8.3

This section shall be deleted and replaced with the following:

      Nortel Networks warrants that each item of Bay Networks Software, as delivered or updated by Nortel Networks and properly installed and operated on the Hardware or other equipment it is originally licensed for, will function substantially as described in its then-current user documentation during its respective warranty period which begins on the date of shipment to the Company. If any item of Bay Networks Software fails to so perform during its warranty period, as the sole remedy of Nortel Networks, Nortel Networks will at its discretion provide a suitable fix, patch or workaround for the problem which may be included in a future revision of the Bay Networks Software. For specific Third Party Software included on the Price List which is distributed by Nortel Networks as a licensee of third parties, additional warranty terms offered by such third parties to end-users may apply.

Article 8, Section 8.8

Third Party Software or Third Party Hardware shall be covered under the warranty for Bay Networks Products, provided that the Products are included in the Price List. Products specified on the Price List as being sold "AS IS" shall have no warranty. Nortel Networks does not warrant that any item of Bay Networks Software is error-free or that its use will be uninterrupted. Nortel Networks is not obligated to remedy any Bay Networks Software defect which cannot be reproduced with the latest revision of such Software.

Article 10

Article 10 shall be replaced in its entirety with the following:

      10.1 Company may purchase for its internal use licenses to Bay Networks Software and accompanying documentation by placing Orders under this Agreement. Company's right to use the Bay Networks Software is subject to the "shrink-wrap" license agreement with the Software and in its accompanying documentation shipped by Nortel Networks to Company ("License Agreement").

      10.2 Company may not, translate, decompile, disassemble, use for any competitive analysis, or reverse engineer the Bay Networks Software or its documentation, in any way. Company agrees to not translate any portion of the Software or associated documentation into any other format or foreign language without the prior written consent of Nortel Networks. In no event will Company grant the U.S. Government rights in any Bay Networks Software greater than those set out in subparagraphs (a) through (d) of the Commercial Computer Software - Restricted Rights clause at FAR 52.227-19 and the limitations for civilian agencies set out the License Agreement; and subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 for agencies of the Department of Defense.

Article 16, Section 16.3

This Section shall be deleted with respect to Bay Networks Products.

Article 17

A new Section 17.19 shall apply with respect to Bay Networks Products, and shall read as follows:

      Nortel Networks reserves the right to change its discount practices, discounts, policies, programs and Services descriptions at any time. For changes which, in Nortel Networks' opinion, may adversely affect Company, Nortel Networks will provide thirty (30) days notice, or such longer period as Nortel Networks deems appropriate, prior to the effective date of such change. However, prices listed in Order Acknowledgments for Company's corresponding Orders remain firm. Notwithstanding the foregoing, the discounts applicable to the Committed Products shall remain firm for the Initial Term.

                                PRODUCT ANNEX A.2

                                  ATTACHMENT 1

                           DISCOUNT SCHEDULE AND TERMS

A. DISCOUNT SCHEDULE AND ELIGIBLE PRODUCTS

The following discount schedule applies to Bay Networks Products included on the Price List when purchased by Company. "Product Group" refers to the "Group" column found in the Price List.

      Product Group      Discount Percentage
      -------------      -------------------
            A                    54%*
            B                    54%*
            C                    54%*
            D                    54%*
            E                    54%*
            F                    54%*

*     Cabling shall only be discounted 20%

                                    EXHIBIT A

                                PRODUCT ANNEX A.3

S/DMS TRANSPORTNODE AND S/DMS ACCESSNODE PRODUCTS

The supplemental terms and conditions provided below take precedence over any conflicting terms and conditions specified, in the Sections noted below or elsewhere, in the Agreement as such terms and conditions apply to Nortel Networks' S/DMS TransportNode or S/DMS AccessNode Products.

Article 2, Section 2.3

With regard to the subject of issuing forecasts, the following shall apply:

      Company shall issue a non-binding forecast in accordance with Section 2.3 describing the specific types and quantities of S/DMS TransportNode and S/DMS AccessNode Products required.

Article 5, Section 5.1

With regard to the right to reschedule an Order, the following shall apply:

      Thirty (30) days notice must be provided to Nortel Networks prior to the scheduled Ship Date.

Article 6, Section 6.3

With regard to the subject of Company performing installation of any of the S/DMS TransportNode or S/DMS AccessNode Products, the following shall apply:

      Company shall not initially have the right to perform any installation services but may obtain the right to install the S/DMS TransportNode or S/DMS AccessNode Products, subject to attending the applicable Nortel Networks training courses and obtaining the required Nortel Networks training certifications.

Article 6, Section 6.5

With regard to the subject of acceptance of Extensions, the following shall apply:

      For Extensions, which are not installed by Nortel Networks, Acceptance shall be deemed to occur upon the Ship Date. For Extensions, which are installed by Nortel Networks, Acceptance shall be deemed to occur upon the Turnover Date.

Article 7, Section 7.1

With regard to the subject of Company's cancellation of an Order, the following shall apply:

      In the event Company cancels all or any part of an Order, Company shall pay to Nortel Networks a cancellation charge for each Product that has been canceled in accordance with the following schedule:

      [greater than or equal to]           100% of engineering charges plus
      15 days prior to Ship Date           10% of the Product price

      0 - 14 days prior to Ship Date       100% of engineering charges plus
                                           15% of the Product price

Article 10, Section 10.1

      At the present time, there are no additional terms regarding Third Party Hardware and Third Party Software.

Article 10, Section 10.5

With regard to the subject of Software updates, the following shall apply:

      Nortel Networks shall classify such updates as either (i) incremental Software upgrades ("ISUs"), designed to correct any nonconformance to the applicable Software specifications; or (ii) enhancements which will provide additional features or functionality ("Enhancements"). Updates classified as ISUs by Nortel Networks will be provided at no cost to Company during the warranty period for such Licensed Software. Updates classified as Enhancements by Nortel Networks will be made available to Company at Nortel Networks' applicable right to use fees. In the event that Nortel Networks determines that an update includes both ISUs and Enhancements, such update shall be made available to Company. If Company elects to receive the update, Nortel Networks shall invoice Company only for the right to use fees applicable to the Enhancements contained in such update.

                                    EXHIBIT B

                             CAIS COMMITTED PRODUCTS

Company commits to purchase, at a minimum, the following types of Products and Services in the following quantities:

                                     By 1st Purchase Date            Total
                                     --------------------            -----
Nortel/Bay Networks Products         $5,000,000                     $16,000,000
EtherLoop Products                   $4,000,000                     $10,000,000
INM, Optivity                        $0                             $2,600,000
Professional Services                $1,000,000                     $1,300,000
--------------------------------------------------------------------------------

TOTAL                                $10,000,000                    $29,900,000

Notes:

1. Pricing for any new features and/or functionality will be provided via quotations.
2. In the event that Company elects to purchase bay Products that directly replace Company owned Cisco products, Nortel Networks, at Company's election, shall accept any Cisco equipment owned by Company as a trade-in. Nortel Networks shall grant Company a credit which may be applied to future purchases of Bay Products. The amount of such credits shall be mutually agreed upon within thirty (30) days of Nortel Networks' receipt of notice that such Cisco equipment will be traded-in. As a condition precedent to the granting of credit, Company shall convey good title to the trade-in Cisco equipment, free and clear of all liens and encumbrances, and shall ship, at its own expense, such Cisco equipment to an address specified by Nortel Networks.
3. Company commits to test Nortel Networks' Versalar 15000 core routers using a "Fitness for Use" functionality test program to be jointly developed and executed by the parties. Such testing will utilize Versalar products installed and functional in Company designated network Points of Presence. Final success determination is the sole responsibility of Company. Company shall not unreasonably withhold a determination of success if the Versalar product functions and performs in such as manner as to fully support the needs and requirements of Company. If Company determines that the Versalar meets its needs, it can purchase Versalar 15000 core routers at the pricing listed below and, at Company's option, such Product may be considered Financed Product under this Agreement.
4. Actual Nortel/Bay Networks or EtherLoop Product purchase mix may vary by 25% (twenty-five percent) within each specified Committed Product group. Any reduction in the amount of actual purchase in one category shall be offset by an increase in the other. Actual INM, Optivity or Professional Services purchase Commitment may decrease by 50% (fifty percent). Any reduction in the amount of actual purchase Commitment in these categories shall be offset by an increase in either the Nortel/Bay Networks or EtherLoop Product Commitment. The amount of the total Commitment shall remain the same.
5. Professional services detailed scope to be defined in detailed statement of work.
6. Company commits to use Nortel Networks' router solution on the premises of the hotels where Company deploys a routing solution.
7. Pricing detail and specific Product forecasts are contained in the spreadsheet that follows.

Product Pricing and Forecast -

Bay Products:

Configuration for: AN WITH ISDN FOR T1
Model #                            Model Description                                        Qty   Unit Price    Dsct    Ext. Price
24000                              AN/12-port ANH ISDN BRI S/T (without NT1) Adapter      575           $500    54%       $132,250
7220                               15 Foot 44-pin to Male V.35 (leased or V.25bis)        575           $195    20%        $89,700
AE0008070                          Remote Office Suite (16M PCMCIA)                       575         $1,650    54%       $436,425
AE1001008                          BayStack AN: 1 Ethernet x 2 Sync (16M DRAM)            575         $1,745    54%       $461,553
Total for this Configuration:                                                                                           $1,119,928

Configuration for: ASN FOR T3
Model #                            Model Description                                        Qty   Unit Price    Dsct    Ext. Price
34000                              Dual Ethernet Net Module                               125         $3,000    54%       $172,500
7831                               50 Foot HSSI Cable                                     125           $400    20%        $40,000
AF0002?12                          ASN2 Base Unit 16M AC Redundant Power*                 125         $4,500    54%       $258,750
AF0008058                          ASN Version 13.10 WAN Suite (16M PCMCIA)               125         $2,450    54%       $140,875
AF2104020                          High Speed Serial Interface (HSSI) Net Module (req     125         $3,950    54%       $227,125
Total for this Configuration:                                                                                             $839,250

Configuration for:
  BAYSTACK 303 SWITCHES
Model #                            Model Description                                        Qty   Unit Price    Dsct    Ext. Price
AL2001?04                          BayStack 303 Ethernet Switch with 24 switched 10BA     10500       $1,625    54%     $7,848,750
Total for this Configuration:                                                                                           $7,848,750

Spares
AN/ASN                                                                                    26          $9,075              $235,950

Bay:  Additional Hotels                                                                                                 $4,975,330

Etherloop - 700 sites (pricing as noted in Product Annex A.1)
Visitor Based Server - 100 sites (pricing as noted in Product Annex A.1)
Subtotal Etherloop and Vision Based Server (including spares):                                                          $9,530,434

Professional Services                                                                             $1,300,000            $1,300,000

H/w, s/w maint. contract           10% of routers, 5% of Etherloop, first year only                                      1,450,359

INM                                                                                               $2,600,000            $2,600,000

Breakout:
Etherloop:                                                                             $10,000,000
Bay:                                                                                   $16,000,000
Professional Services:                                                                  $1,300,000
INM                                                                                     $2,600,000
Total:                                                                                 $29,900,000

Optional Equipment that may be purchased at a later date.

Configuration for: Versalar
DP0002003                          Versalar 15000 12 slot with one DC power supply        26         $19,995    54%    $239,140.20
DP0011018                          2nd DC Power Supply                                    26          $1,000    54%        $11,960
DP0011003                          System Services Processor - 128MB Ram                  26         $30,000    54%       $358,800
DP0011009                          Ethernet Phy for SSP                                   26          $2,500    54%        $29,900
DP0011010                          Console Phy for SSP                                    26          $1,500    54%        $17,940
DP0011001                          Channelized Access Processor                           26         $98,995    54%     $1,183,980
DP0011016                          6xT3 Interface                                         26          $7,000    54%        $83,720
DPxxxxxx                           Clear Channel Access Processor                         26         $98,995    54%     $1,183,980
DPxxxxxx                           Clear Channel T3 Interface                             26          $7,000    54%        $83,720
DP0011005                          Internet Forwarding Processor                          26         $34,000    54%       $406,640
DP0008001                          Software, Flash, Documentation                         26          $7,500    54%        $89,700

Redundancy Modules for Buildout: Versalar
DP0011003                          System Services Processor - 128MB Ram                  26         $30,000    54%       $358,800
DP0011001                          Combo - Channelized Access Processor                   26         $98,995    54%     $1,183,980
DP0011028                          ARM Phy Redundant                                      26            $500    54%         $5,980
DP0011005                          Internet Forwarding Processor                          26         $34,000    54%       $406,640
                                                                                                                        $5,644,881

H/w, s/w maint. contract           10% of routers, 5% of Etherloop, first year only                                       $564,488

Spares:
Versalar                                                                                  1       $1,011,970    54%       $465,506

Grand Total Optional Equipment:                                                                                         $6,674,875

Grand Total:                                                                                                           $36,574,875

                                    EXHIBIT C

                               LIST OF AFFILIATES

Company Affiliates:

Nortel Networks Affiliates:
Northern Telecom Korea Limited